EXHIBIT 10.18

Master Lease

dated as of May 20, 2005

by and between IFDC Property Company, Ltd., Landlord

and IFDC Operating, L.P., Tenant

MASTER LEASE

DATED AS OF May 20, 2005

BY AND BETWEEN

IFDC Property Company, Ltd.,

a Texas limited partnership

AS LANDLORD,

AND

IFDC Operating, L.P.,

a Delaware limited partnership

AS TENANT

TABLE OF CONTENTS

Article 1 DEFINITIONS		1

Article 2 LEASED PROPERTY AND TERM		11

2.1	Leased Property.	11
2.2	Condition of Leased Property.	12
2.3	Term.	12
2.4	Renewal Term	12

Article 3 RENT		13

3.1	Rent	13
3.2	Confirmation of Percentage Rent	15
3.3	Additional Charges	16
3.4	Late Payments.	17
3.5	Net Lease.	18
3.6	Landlord Payments.	19

Article 4 USE OF THE LEASED PROPERTY		19

4.1	Permitted Use.	19
4.2	Compliance with Legal and Insurance Requirements.	20
4.3	Environmental Matters	20

Article 5 MAINTENANCE AND REPAIRS		21

5.1	Maintenance and Repair.	21
5.2	Tenant’s Personal Property.	24
5.3	Yield Up.	24

Article 6 IMPROVEMENTS		25

6.1	Improvements to the Leased Property.	25
6.2	Salvage.	25

Article 7 LIENS		25

Article 8 PERMITTED CONTESTS		26

Article 9 INSURANCE		26

9.1	Insurance	26
9.2	Form of Policies.	28
9.3	Blanket Policies.	29
9.4	Endorsements.	29
9.5	Landlord’s Right to Obtain Coverage.	29
9.6	Insurance Costs and Expenses as Additional Charges.	29

Article 10 CASUALTY		30

10.1	Insurance Proceeds.	30

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10.2	Damage or Destruction.	30
10.3	Tenant’s Property.	31
10.4	Restoration of Tenant’s Property.	31
10.5	No Abatement of Rent.	32
10.6	Waiver.	32

Article 11 CONDEMNATION		32

11.1	Total Condemnation.	32
11.2	Partial Condemnation.	32
11.3	Disbursement of Award.	33
11.4	Abatement of Rent.	33
11.5	Temporary Condemnation.	33
11.6	Allocation of Award.	33

Article 12 DEFAULTS AND REMEDIES		34

12.1	Events of Default.	34
12.2	Remedy for Failure to Pay Rent.	35
12.3	Remedies for all Events of Default Other than Payment of Rent.	35
12.4	WAIVER OF JURY TRIAL.	35
12.5	Application of Funds.	36
12.6	Landlord’s Right to Cure Tenant’s Default.	36
12.7	Good Faith Dispute.	36

Article 13 HOLDING OVER		36

Article 14 LANDLORD’S NOTICE OBLIGATIONS; LANDLORD DEFAULT		37

14.1	Landlord Notice Obligation.	37
14.2	Landlord’s Default.	37
14.3	Special Remedies for Landlord Funding Default.	37
14.4	Special Remedy under Section 10.1 and 11.3.	38

Article 15 TRANSFERS BY LANDLORD		38

Article 16 SUBLETTING AND ASSIGNMENT		38

16.1	Subletting and Assignment.	38
16.2	Required Sublease Provisions.	39
16.3	Permitted Subleases and Assignments.	39
16.4	Security Deposit.	40

Article 17 ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS		40

17.1	Estoppel Certificates.	40
17.2	Financial Reporting.	40
17.3	Annual Budget.	42

Article 18 LANDLORD’S RIGHT TO INSPECT		42

Article 19 ALTERNATIVE DISPUTE RESOLUTION		42

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19.1	Negotiation.	42
19.2	Arbitration.	42

Article 20 MORTGAGES		43

20.1	Landlord’s Mortgage	43
20.2	Subordination of Lease.	43
20.3	Notices.	44

Article 21 ADDITIONAL COVENANTS OF TENANT		44

21.1	Conduct of Business.	44
21.2	Maintenance of Accounts and Records.	44
21.3	Certain Debt Prohibited.	44
21.4	Special Purpose Entity Requirements.	45
21.5	Meeting with Landlord.	45

Article 22 MISCELLANEOUS		46

22.1	Limitation on Payment of Rent.	46
22.2	No Waiver.	46
22.3	Remedies Cumulative.	46
22.4	Severability.	46
22.5	Acceptance of Surrender.	46
22.6	No Merger of Title.	47
22.7	Conveyance by Landlord.	47
22.8	Quiet Enjoyment.	47
22.9	Memorandum of Lease.	47
22.10	Notices.	47
22.11	Construction; Nonrecourse.	50
22.12	Counterparts; Headings.	50
22.13	Legal Requirements.	51
22.14	Right to Make Lease.	51
22.15	Disclosure of Information.	51
22.16	OFAC Representation	52
22.17	Additional Provisions	52

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SCHEDULES

Schedule 2.1(a)	-	Descriptions of Ground Leases and Land

Schedule 2.4		Rent Model

Schedule 3.1(a)		Minimum Rent Schedule

Schedule 3.1(c)(ii)	-	Revenues Computation

Schedule 3.1(c)(iii)	-	List of Acceptable Accounting Firms

Schedule 5.1.3	-	Form of Capex Budget

Schedule 22.17	-	Mortgage Specific Provisions

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MASTER LEASE

THIS MASTER LEASE (the “Lease”) is entered into as of May 20, 2005 (the “Commencement Date”), by and between IFDC Property Company, Ltd., a Texas limited partnership, as landlord (“Landlord”), and IFDC Operating, L.P., a Delaware limited partnership, as tenant (“Tenant”).

RECITALS:

A. Landlord owns or possesses a leasehold interest in and to the Leased Property (such term and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Article 1).

B. Landlord desires to lease or sublease (as the case may be) the Leased Property to Tenant and Tenant desires to lease or sublease (as the case may be) the Leased Property from Landlord, all subject to and upon the terms and conditions set forth in the Lease;

AGREEMENTS:

In consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant agrees as follows:

ARTICLE 1

DEFINITIONS

For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article shall have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (iii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (iv) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

“Accounting Period” shall mean each calendar month.

“Additional Charges” shall have the meaning given such term in Section 3.3.

“Affiliated Person” shall mean, with respect to any Person, (a) in the case of any such Person which is a partnership, any partner in such partnership, (b) in the case of any such Person which is a limited liability company, any member of such company, (c) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (a) and (b), (d) any other Person who is an officer, director, trustee or employee of, or partner in, such Person or of any Person referred to in the preceding clauses (a), (b) and (c) or of any Person referred to in the preceding clauses (a) through (d).

“Assigned Agreements and Licenses” shall have the meaning given such term in Section 5.3.

“Lease” shall mean this Lease, including all Schedules hereto, as it and they may be amended from time to time as herein provided.

“Annual Budget” shall mean the annual operating budget referred to in Section 17.3.

“Annual Capex Threshold” shall mean $147,960.00 for each Lease Year through 2006 and $196,800.00 for each Lease Year thereafter.

“Apparel Mart Garage Leases” shall have the meaning given such term in Schedule 2.1(a).

“Approved Capex Budget” shall have the meaning given to such term in Section 5.1.3.

“Artwork Lease” shall mean the Artwork Lease Agreement dated January 1, 2005 between Landlord as lessee and Crow Art Partnership, L.P., as lessor.

“Award” shall mean all compensation, sums or other value awarded, paid or received by virtue of a total or partial Condemnation of the Leased Property (after deduction of all reasonable legal fees and other reasonable costs and expenses, including, without limitation, expert witness fees, incurred by Landlord, in connection with obtaining any such award).

“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in the State of Texas are authorized by law or executive action to close.

“Calculation Period” shall have the meaning given to such term in Section 3.1(c)(i).

“Capex Budget” shall have the meaning given to such term in Section 5.1.3.

“Capital Expenditure” shall mean any expenditure with respect to the Leased Property treated as capital in nature in accordance with GAAP.

“Category” shall mean each budget category shown on the form of Capex Budget set forth in Schedule 5.1.3.

“Claims” shall have the meaning given to such term in Article 8.

“CNL-DMC” shall mean CNL Dallas Market Center, L.P., a Delaware limited partnership.

“Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.

“Commencement Date” shall have the meaning given such term in the introductory paragraph of this Lease.

“Condemnation” shall mean (a) the exercise of any power of condemnation with respect to the Leased Property, whether by legal proceedings or otherwise, by a Condemnor, (b) a voluntary sale or transfer of the Leased Property by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending, or (c) a taking or voluntary conveyance of all or part of the Leased Property, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any Condemnation or other eminent domain proceeding affecting the Leased Property, whether or not the same shall have actually been commenced.

“Condemnor” shall mean any public or quasi-public authority, or Person having the power of Condemnation.

“Controlling Interest” shall mean (a) as to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the Entity (through ownership of such shares or by contract), and (b) as to an Entity not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the Entity.

“Crow Parties” shall mean Trammell Crow, his lineal descendants, a trust or trusts established for the benefit of any such individuals or a trust or trusts established for the spouses of any such individuals and any Entity in which any such Person owns a Controlling Interest.

“Cumulative Portion” shall mean a fraction having as its numerator the total number of Accounting Periods (including partial Accounting Periods) that have elapsed prior to the Accounting Period in which the Percentage Rent is due, and having as its denominator the total number of Accounting Periods (including partial months) in the applicable Lease Year.

“Date of Taking” shall mean the date the Condemnor has the right to possession of the Leased Property, or any portion thereof, in connection with a Condemnation.

“Default” shall mean any event or condition existing which with the giving of notice, lapse of time or both, would ripen into an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the maximum rate permitted by applicable law, or (b) twelve percent (12%) per annum.

“Entity” shall mean any corporation, general or limited partnership, limited liability company, limited liability partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.

“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.

“Environmental Notice” shall have the meaning given such term in Section 4.3.

“Environmental Obligation” shall have the meaning given such term in Section 4.3.

“Event of Default” shall have the meaning given such term in Section 12.1.

“Excess Capex” shall have the meaning given to such term in Section 5.1.4(b).

“Excess Capex Improvements” shall have the meaning given to such term in Section 5.1.4(b).

“Expiration Date” shall have the meaning given such term in Section 2.4.

“Fiscal Year” shall mean the fiscal year of Tenant, commencing on February 1 during each Lease Year and ending on January 31 of each Lease Year; provided, however, if Tenant shall, for a bona fide business reason, change its Fiscal Year during the Term, appropriate adjustments, if any, shall be made with respect to the timing of certain accounting and reporting requirements of this Lease; provided, further, that, in no event shall any such change or adjustment increase or reduce any monetary obligation under this Lease.

“Fixtures” shall have the meaning given such term in Section 2.1(d).

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Leased Property or any portion thereof or the Project operated thereon.

“Ground Lease Rent” shall mean the rent payable by the lessee pursuant to the ground lease described in Schedule 2.1(a).

“Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Leased Property is prohibited by any federal, state or local environmental authority; any substance that requires special handling under any Legal Requirement; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Legal Requirement.

“Impositions” shall mean collectively, all taxes (including, without limitation, all taxes imposed under the laws of the State, as such laws may be amended from time to time, and all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Landlord, Tenant or the business conducted upon the Leased Property), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property or the business conducted thereon by Tenant (including all interest and penalties thereon due to any failure in payment by Tenant), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Landlord’s interest in the Leased Property, (b) the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein (but excluding sales tax or any taxes imposed on any tenant under any Sublease), or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Leased Property or the leasing or use of the Leased Property or any part thereof by Tenant; provided, however, that nothing contained herein shall be construed to require Tenant to pay (i) any tax based on net income, net worth or capital imposed on Landlord, (ii) any net revenue tax of Landlord, (iii) any transfer fee or other tax imposed with respect to the sale, exchange or other disposition by Landlord of the Leased Property or the proceeds thereof, (iv) any single business, gross receipts tax (from any source other than the rent received by Landlord from Tenant), or similar taxes as the same relate to or are imposed upon Landlord, except to the extent that any tax, assessment, tax levy or charge that would otherwise be an Imposition under this definition which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (i) or (ii) preceding is levied, assessed or imposed expressly in lieu thereof, (v) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to Section 3.3, (vi) any Impositions imposed on Landlord that are a result of Landlord not being considered a “United States person” as defined in Section 7701(a)(30) of the Code, (vii) any Impositions that are enacted or adopted after the date of this Lease by their express terms as a substitute for any tax that would not have been payable by Tenant pursuant to the terms of this Lease or (viii) any Impositions imposed as a result of a breach of covenant or representation by Landlord in any agreement entered into by Landlord governing Landlord’s conduct or operation or as a result of the negligence or willful misconduct of Landlord.

“Indebtedness” shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor’s balance sheet as liabilities.

“Index” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers, All-Cities, All Items (November 1996 = 100), as published by the Bureau of Labor Statistics or, in the event publication thereof ceases, by reference to whatever index then published by the United States Department of Labor at that time is most nearly comparable as a measure of general changes in price levels for urban areas, as reasonably determined by Landlord and Tenant.

“Institutional Investor” shall have the meaning given such term in Section 9.1(h).

“Insurance Requirements” shall mean all terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant or the Leased Property.

“Insurance Retention” shall have the meaning given to such term in Section 9.6.

“Interest Rate” shall mean six and one-half percent (6.5%) per annum.

“Land” shall have the meaning given such term in Section 2.1(a).

“Landlord” shall have the meaning given such term in the preambles to this Lease and shall include its permitted successors and assigns.

“Landlord Default” shall have the meaning given such term in Section 14.2.

“Landlord Liens” shall mean liens on or against the Leased Property or any payment of Rent (a) which result from any act of, or any claim against, Landlord or any owner (other than Tenant) of a direct or indirect interest in the Leased Property, or which result from any violation by Landlord of any terms of this Lease, or (b) which result from liens in favor of any taxing authority by reason of any tax owed by Landlord or any fee owner of a direct or indirect interest in the Leased Property; provided, however, that Landlord Liens shall not include any lien resulting from any tax for which Tenant is obligated to pay or indemnify Landlord against until such time as Tenant shall have already paid to or on behalf of Landlord the tax or the required indemnity with respect to the same.

“Landlord’s knowledge” shall have the meaning set forth in Section 14.1.

“Land Parcels” shall mean each tract of land described in Schedule 2.1(a).

“Leased Improvements” shall have the meaning given such term in Section 2.1(b).

“Leased Intangible Property” shall mean all intangible property owned by Landlord and used with respect to the operation of the Project and the Leased Property.

“Leased Personal Property” shall have the meaning given such term in Section 2.1(e).

“Leased Property” shall have the meaning given such term in Section 2.1.

“Lease Quarter” shall mean, with respect to the first, second, third and fourth quarter of any Lease Year.

“Lease Year” shall mean any Fiscal Year during the Term and any partial Fiscal Year at the beginning or end of the Term.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health (except those requirements which, by definition, are solely the responsibility of employers) or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, (b) all permits, licenses, authorizations, certificates and regulations necessary to operate the Leased Property for its Permitted Use, and (c) all covenants, agreements, declarations, restrictions and encumbrances contained in any instruments at any time in force affecting the Leased Property as of the date hereof, or to which Tenant has consented or required to be granted pursuant to applicable laws, including those which may (i) require material repairs, modifications or alterations in or to the Leased Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s or any Affiliated Person of Landlord’s status as a real estate investment trust.

“Lien” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors.

“Minimum Rent” shall mean, for each Lease Year, the amount set forth on Schedule 3.1(a) , as the same may be adjusted pursuant to Section 3.1(b).

“Mortgage” shall have the meaning set forth in Section 20.1.

“Mortgagee” shall mean the holder of any first lien Mortgage.

“Notice” shall mean a notice given in accordance with Section 22.10.

“Parent” shall mean, with respect to any Person that is an entity, any Person which directly, or indirectly through one or more Subsidiaries or Affiliated Persons, (a) owns fifty-one percent (51%) or more of the voting or beneficial interest in, or (b) otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.

“Percentage Rent” shall mean, for any period of time during the Term, the amount (if any) by which Revenues Computation for any such period of time exceeds Minimum Rent for such period of time.

“Percentage Rent Certificate” shall have the meaning given such term in Section 3.1(e).

“Permitted Encumbrances” shall mean all rights, restrictions, and easements of record set forth on Schedule B to the applicable owner’s or leasehold title insurance policy issued to Landlord on the date hereof, plus any other such encumbrances as may have been consented to in writing by Landlord from time to time.

“Permitted Use” shall mean any use of the Leased Property permitted pursuant to Section 4.1.1.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Policy” shall have the meaning given such term in Section 9.2.

“Product Standards” shall mean standard of repairs, replacements, alterations, restorations or renewals necessary to keep the physical condition of the Leased Property in a competitive, efficient and economical operating condition consistent with the standards of other comparable wholesale trade marts in North America.

“Project” shall mean the buildings commonly known as the International Floral and Gift Center located on the Land and the rental of commercial general showrooms and related offices and temporary trade shows in such buildings.

“Proprietary Information” shall mean (a) all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than that which is commercially available, which are used by Tenant in connection with the property management system and all future electronic systems developed by Tenant or any Affiliated Person of Tenant for use in the Project, (b) all manuals, brochures and directives used by Tenant at the Project regarding the procedures and techniques to be used in operating the Project, (c) customer lists, and (d) employee records which must remain confidential either under Legal Requirements or under reasonable corporate policies of Tenant or any Affiliated Person as to Tenant.

“Renewal Period” shall have the meaning set forth in Section 2.4.

“Rent” for any Lease Year shall mean Minimum Rent plus the amount by which the Revenues Computation for such Lease Year exceeds the amount of Minimum Rent paid during such Lease Year.

“Reserve” shall have the meaning given such term in Section 5.1.4(a).

“Revenues Computation” shall mean an amount equal to the sum of, for the applicable Calculation Period, (1) an amount equal to the First Tier Total Sales Percentage of all Total Sales up to (but not exceeding) the Cumulative Portion of the First Tier Total Sales Break Point, (2) an amount equal to the Second Tier Total Sales Percentage of Total Sales in excess of the Cumulative Portion of the First Tier Total Sales Break Point not exceeding the Cumulative Portion of the Second Tier Total Sales Break Point, (3) an amount equal to the Third Tier Total Sales Percentage of Total Sales in excess of the Cumulative Portion of the Second Tier Total Sales Break Point not exceeding the Cumulative Portion of the Third Tier Total Sales Break Point, (4) an amount equal to the Fourth Tier Total Sales Percentage of Total Sales in excess of the Cumulative Portion of the Third Tier Total Sales Break Point not exceeding the Cumulative Portion of the Fourth Tier Total Sales Break Point, (5) an amount equal to the Fifth Tier Total Sales Percentage of all Total Sales up to (but not exceeding) the Cumulative Portion of the Fourth Tier Total Sales Break Point, not exceeding the Cumulative Portion of the Fifth Tier Total Sales Break Point, (6) an amount equal to the Sixth Tier Total Sales Percentage of Total Sales in excess of the Cumulative Portion of the Fifth Tier Total Sales Break Point not exceeding the Cumulative Portion of the Sixth Tier Total Sales Break Point, (7) an amount equal to the Seventh Tier Total Sales Percentage of Total Sales in excess of the Cumulative Portion of the Sixth Tier Total Sales Break Point not exceeding the Cumulative Portion of the Seventh Tier Total Sales Break Point, and (8) an amount equal to the Eighth Tier Total Sales Percentage of Total Sales in excess of the Cumulative Portion of the Seventh Tier Total Sales Break Point.

“Renewal Term” shall have the meaning given such term in Section 2.4.

“SEC” shall mean the Securities and Exchange Commission.

“State” shall mean the State in which the Leased Property is located.

“Subleases” shall mean all leases, subleases, lettings, licenses, concessions or other agreements (whether written or oral) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of the Land and the Leased Improvements, and every modification, amendment or other agreements relating to such leases, subleases, or other agreements entered into in connection with such leases, subleases, or other agreements and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto, heretofore or hereafter entered into.

“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person directly, or indirectly through one or more Subsidiaries or Affiliated Persons, (a) owns fifty-one percent (51%) or more of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).

“Successor Landlord” shall have the meaning given such term in Section 20.2.

“Subordination Agreement” shall have the meaning given such term in Schedule 22.17.

“Tenant” shall have the meaning given such term in the preamble to this Lease and shall include its permitted successors and assigns.

“Tenant’s Personal Property” shall mean all tangible personal property of Tenant, if any, owned by or conveyed to Tenant on the date of this Lease and all tangible personal property acquired by Tenant at its election and with its own funds on and after the date hereof and located at the Leased Property or used in Tenant’s business at the Leased Property and all modifications, replacements, alterations and additions to such personal property installed at the expense of Tenant; provided, however, the term Tenant’s Personal property shall expressly exclude any artwork or other property leased by Landlord pursuant to the Artwork Lease.

“Term” shall have the meaning given to such term in Section 2.3.

“Total Sales” shall mean, for the applicable period of time, all gross revenues and receipts of every kind derived by Tenant from operating or causing the operation of the Leased Property and parts thereof during such period of time, including, but not limited to: income from both cash and credit transactions (after reasonable deductions for bad debts and discounts for prompt or cash payments and refunds) from temporary or permanent rental of space, stores, offices, meeting, exhibit or sales space of every kind; license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires); income from vending machines and video machines; food and beverage sales; provided, however, that Total Sales shall not include the following: federal, state or municipal excise, sales, occupancy, use or similar taxes collected directly from patrons or guests or included as part of the sales price of any goods or services; insurance proceeds (other than proceeds of business interruption insurance); Award proceeds (other than for a temporary Condemnation); proceeds from the refinancing of any debt encumbering the Leased Property; any proceeds from any sale of the Leased Property or proceeds from the disposition of furnishings, fixture and equipment no longer necessary for the operation of the Project (all of which shall be deposited in the Reserve); and interest which accrues on amounts deposited in the Reserve.

“TRIA” shall have the meaning given such term in Section 9.1(i).

“Transfer” shall have the meaning given such term in Article 15.

“Unsuitable for Its Permitted Use” shall mean a state or condition of the Project such that (a) following any damage or destruction involving the Project, the Project cannot be operated on a commercially practicable basis for its Permitted Use and it cannot reasonably be expected to be restored to substantially the same condition as existed immediately before such damage or destruction, and as otherwise required by Section 10.2.4, within nine (9) months following such damage or destruction or such shorter period of time as to which business interruption insurance is available to cover Rent and other costs related to the Leased Property following such damage or destruction, or (b) as the result of a partial taking by Condemnation, the Project cannot be operated on a commercially and economically practicable basis for its Permitted Use in light of then existing circumstances.

“Work” shall have the meaning given such term in Section 10.2.4.

The terms “First Tier Total Sales Percentage”, “First Tier Total Sales Break Point”, “Second Tier Total Sales Percentage”, “Second Tier Total Sales Break Point”, “Third Tier Total

Sales Percentage”, “Third Tier Total Sales Break Point”, “Fourth Tier Total Sales Percentage”, “Fourth Tier Total Sales Break Point” Fifth Tier Total Sales Percentage”, “Fifth Tier Total Sales Break Point”, “Sixth Tier Total Sales Percentage”, “Sixth Tier Total Sales Break Point”, “Seventh Tier Total Sales Percentage”, “Seventh Tier Total Sales Break Point”, and “Eighth Tier Total Sales Percentage”, shall have the meanings indicated in Schedule 3.1(c)(ii) of this Lease.

ARTICLE 2

LEASED PROPERTY AND TERM

2.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord subleases and leases (as the case may be) to Tenant and Tenant subleases and leases (as the case may be) from Landlord all of Landlord’s right, title and interest in and to all of the following (collectively, the “Leased Property”):

(a) all of the right, title and interest of the lessee under and pursuant to that certain ground lease described in Schedule 2.1(a) covering the land described in Schedule 2.1(a) (the “Land”);

(b) the buildings commonly known as the International Floral and Gift Center and other structures and improvements of every kind now or hereafter located on the Land, including, but not limited to, alleyways and connecting tunnels, sidewalks, utility pipes, conduits and lines (on-site and off-site), parking areas and roadways appurtenant to such buildings and structures (collectively, the “Leased Improvements”);

(c) all easements, rights and appurtenances relating to the Land and the Leased Improvements;

(d) all computer software (including upgrades and replacements), including, without limitation, the system software used in connection with the operation of the Leased Property, equipment, machinery, fixtures, and other items of property, now or hereafter permanently affixed to or incorporated into the Leased Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, all of which, to the maximum extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Tenant’s Personal Property (collectively, the “Fixtures”); and

(e) all machinery, equipment, furniture, furnishings, moveable walls or partitions, computers or trade fixtures located on or in the Leased Improvements, and all modifications, replacements, alterations and additions to such property, except items, if any, included within the category of Fixtures, but specifically excluding all of Tenant’s Personal Property (collectively, the “Leased Personal Property”).

The term Leased Personal Property shall not include any (i) artwork or other property leased by Landlord pursuant to the Artwork Lease and (ii) any personal property assigned by Landlord to Tenant pursuant to a certain Conditional Assignment and Assumption of Occupancy Agreements and Contracts with Reversion of even date herewith.

2.2 Condition of Leased Property. TENANT ACKNOWLEDGES RECEIPT AND DELIVERY OF POSSESSION OF THE LEASED PROPERTY AND TENANT ACCEPTS THE LEASED PROPERTY IN ITS “AS IS” CONDITION, SUBJECT TO THE RIGHTS OF PARTIES IN POSSESSION, THE EXISTING STATE OF TITLE, INCLUDING ALL COVENANTS, CONDITIONS, RESTRICTIONS, RESERVATIONS, MINERAL LEASES, EASEMENTS AND OTHER MATTERS OF RECORD OR THAT ARE VISIBLE OR APPARENT ON THE LEASED PROPERTY, ALL APPLICABLE LEGAL REQUIREMENTS, THE LIEN OF ANY FINANCING INSTRUMENTS, MORTGAGES AND DEEDS OF TRUST PERMITTED BY THE TERMS OF THIS LEASE, AND SUCH OTHER MATTERS WHICH WOULD BE DISCLOSED BY AN INSPECTION OF THE LEASED PROPERTY AND THE RECORD TITLE THERETO OR BY AN ACCURATE SURVEY THEREOF. TENANT REPRESENTS THAT IT HAS INSPECTED THE LEASED PROPERTY AND ALL OF THE FOREGOING AND HAS FOUND THE CONDITION THEREOF SATISFACTORY AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD’S AGENTS OR EMPLOYEES WITH RESPECT THERETO, EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY. EXCEPT AS EXPRESSLY SET FORTH HEREIN, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. To the maximum extent permitted by law, however, Landlord hereby assigns to Tenant all of Landlord’s rights to proceed against any predecessor in title, contractors and materialmen for breaches of warranties or representations or for latent defects in the Leased Property. Landlord shall fully cooperate with Tenant in the prosecution of any such claims, in Landlord’s or Tenant’s name, all at Tenant’s sole cost and expense. Tenant shall indemnify, defend, and hold harmless Landlord from and against any loss, cost, damage or liability (including reasonable attorneys’ fees) incurred by Landlord in connection with such cooperation.

2.3 Term. The term of this Lease (the “Term”) shall commence on the Commencement Date and shall expire on February 10, 2010 (the “Expiration Date”), unless extended pursuant to Section 2.4 or sooner terminated pursuant to the provisions of this Lease or pursuant to the limited partnership agreement of CNL-DMC.

2.4 Renewal Term. This Lease shall automatically, and with no further action required by Tenant or Landlord, be renewed, for five (5) consecutive periods of five (5) years each (each a “Renewal Term”) beginning on the date immediately following the Expiration Date or the last day of the applicable Renewal Period, as the case may be, unless Tenant and Landlord mutually agree in writing not to renew this Lease at least seven (7) months prior to the

Expiration Date or the last day of the Renewal Period, as the case may be. Unless Landlord and Tenant agree in writing not to renew this Lease as aforesaid, no later than six (6) months prior to the Expiration Date or the last day of the applicable Renewal Period, Landlord and Tenant shall negotiate in good faith modifications to Schedule 3.1(c)(ii) for the Renewal Term to adjust such Rent to approximate, as closely as possible, the economic outcome of the Rent set forth in a certain rent model that is attached hereto as Schedule 2.4. The Renewal Term shall otherwise be upon the same terms and conditions as set forth herein for the Term.

ARTICLE 3

RENT

3.1 Rent. Tenant shall pay to Landlord by wire transfer of immediately available federal funds or by other means acceptable to Landlord, in its sole discretion, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without notice, offset, abatement, demand or deduction (unless otherwise expressly provided in this Lease), Rent during the Term as follows:

(a) Minimum Rent. Tenant shall pay to Landlord an amount equal to Minimum Rent for each Lease Year during the Term, as set forth on Schedule 3.1(a). The Minimum Rent shall be payable in advance in equal monthly installments on the Commencement Date and on or before the fifteenth (15th) day of each Accounting Period thereafter; provided, however, that any installment of Minimum Rent shall be prorated as to any partial Lease Year or Accounting Period.

(b) Adjustments of Minimum Rent. Minimum Rent shall be adjusted as follows:

(i) Effective on the date that the Landlord or an Affiliate designated by Landlord acquires fee simple title to any Land Parcel, the Minimum Rent shall be increased by an amount equal to the amount by which (a) the amount disbursed by the Landlord or such Affiliate to pay for the costs of acquiring fee simple title to such Land Parcel times nine percent (9%) exceeds (b) the ground lease rental then payable with respect to such Land Parcel

(ii) Effective on the date of each disbursement (A) to pay for the cost of any repairs, maintenance, renovations or replacements that constitute Excess Capex or (B) to pay for items in the Approved Capex budget that, when added to all other disbursements to pay for items in the Approved Capex Budget, exceed the Annual Capex Threshold, the Minimum Rent shall be increased by an amount equal to the product obtained by multiplying the amount so disbursed, times nine percent (9%). If any such disbursement is made during any Accounting Period on a day other than the first day of the month, Tenant shall pay to Landlord on the first day of the immediately following month (in addition to the amount of Minimum Rent payable with respect to such Accounting Period, as adjusted pursuant to this paragraph (b)) the amount by which Minimum Rent for the preceding Accounting Period, as adjusted for such disbursement on a per diem basis, exceeded the amount of Minimum Rent actually paid by Tenant for such preceding Accounting Period.

P(iii) Effective on the date of any disbursement to pay for the costs of any items with respect to the Project which Landlord and Tenant agree shall be paid by Landlord, the Minimum Rent shall be increased by an amount equal to the product obtained by multiplying the amount so disbursed, times nine percent (9%). If any such disbursement is made during any Accounting Period on a day other than the first day of the month, Tenant shall pay to Landlord on the first day of the immediately following month (in addition to the amount of Minimum Rent payable with respect to such Accounting Period, as adjusted pursuant to this paragraph (iii)) the amount by which Minimum Rent for the preceding Accounting Period, as adjusted for such disbursement on a per diem basis, exceeded the amount of Minimum Rent actually paid by Tenant for such preceding Accounting Period.

(c) Percentage Rent.

(i) In addition to Minimum Rent, Tenant shall pay to Landlord Percentage Rent in arrears within twenty (20) days after the end of each Lease Quarter, beginning with the first Lease Quarter after the Commencement Date occurs and continuing with each Lease Quarter thereafter and shall be calculated on cumulative basis; i.e., Percentage Rent shall only be payable if the cumulative Revenue Computation for all of the Lease Quarters that have elapsed in such Lease Year (the “Calculation Period”) exceeds the sum of (a) the amount of Minimum Rent for such Calculation Period and (b) payments made in respect of Percentage Rent, if any, previously paid for any Lease Quarters included in such Calculation Period. Notwithstanding any provision in Section 3.1 or any other provision herein to the contrary, with respect to Percentage Rent payable with respect to the first Fiscal Year of this Lease or any part thereof, revenues and receipts for the month of May, 2005 shall be excluded from Total Sales for such Fiscal Year.

(ii) Landlord and Tenant expressly acknowledge and agree that (1) the threshold and percentages for establishing Percentage Rent (the Revenues Computation) are set out on Schedule 3.1(c)(ii) to this Lease, and (2) the determination of Percentage Rent shall be made with respect to the remainder of the initial Term and separately with respect to Renewal Terms. An Example of the rent computation is set forth in Schedule 3.1(c)(ii).

(iii) In addition, on or before June 1 of each Lease Year, Tenant shall deliver to Landlord a statement setting forth the Total Sales for such preceding Lease Year, together with an audit of Total Sales for the preceding Lease Year, conducted by one of the firms of independent public accountants listed on Schedule 3.1(c)(iii). Landlord shall reimburse Tenant for the reasonable cost of such audit. If the Rent for such preceding Lease Year as shown in the annual statement exceeds the amount previously paid with respect thereto by Tenant, Tenant shall pay such excess to Landlord at such time as the annual statement is delivered, together with interest at the Interest Rate, which interest shall accrue from the accrual date specified below until the date that such certificate is required to be delivered (or, if sooner, the date Tenant pays such excess to Landlord) and, thereafter, such interest shall accrue at the Default Rate, until the amount of such difference shall be paid or otherwise discharged. In the case of any underpayment of Rent by Tenant arising out of incorrect reporting on any statement of Rent, the accrual date therefor shall be the payment due date for the respective installment of Rent with respect to which the underpayment occurred. In the case of any underpayment of Rent arising out of variation in Total Sales from Lease Quarter to Lease Quarter, the accrual date shall be the payment due date for the final installment of Rent for such preceding Lease Year. If the annual Rent for such preceding Lease Year as shown in the annual statement is less than the amount previously paid with respect thereto by Tenant, Tenant shall be entitled to offset the amount of such difference against Rent next coming due under this Lease, such payment or credit to be made together with interest at the Interest Rate, which interest shall accrue from the date of payment of Tenant until the date such offset is applied. If such offset cannot be made because the Term has expired prior to application in full thereof, Landlord shall pay the unapplied balance of such offset to Tenant, together with interest at the Interest Rate, which interest shall accrue from the date of payment by Tenant until the date of payment by Landlord.

(d) Partial Lease Year. If the Term begins or ends in the middle of a Lease Year, then the number of Lease Quarters falling within the Term during such Lease Year shall constitute a separate Lease Year. In that event, the various Total Sales Break Points set forth on Schedule 3.1(c)(ii) shall be adjusted to equal the Cumulative Portion of such Break Points for such separate Lease Year.

(e) Officer’s Certificate. Tenant shall deliver to Landlord a Certificate from the chief financial officer of Tenant (a “Percentage Rent Certificate”) with each Percentage Rent payment setting forth the calculation of the Percentage Rent payment for the most recently completed Lease Quarter of each Lease Year during the Term and Percentage Rent year to date through such recently completed Lease Quarter. Percentage Rent shall be subject to confirmation and adjustment, if applicable, as set forth in Section 3.2.

(f) Survival of Rent Obligation. The obligation to pay Rent shall survive the expiration or earlier termination of the Term, and a final reconciliation, taking into account, among other relevant adjustments, any adjustments which are accrued after such expiration or termination date but which relate to Rent accrued prior to such termination date, shall be made not later than sixty (60) days after such expiration or termination date in accordance with the provisions of Section 3.1(c)(iii).

3.2 Confirmation of Percentage Rent. Tenant shall utilize, or cause to be utilized, an accounting system for the Leased Property in accordance with its usual and customary practices, and in accordance with GAAP that will accurately record all data necessary to compute Rent, and Tenant shall retain, for at least five (5) years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all data necessary to audit and compute Rent for the applicable Lease Year. Landlord shall have the right, for a period of two (2) years following each Lease Year, from time to time, by its accountants or representatives, to audit such information and to examine all Tenant’s records (including supporting data and sales and excise tax returns) reasonably required to complete Landlord’s audit and to verify Rent, subject to any prohibitions or limitations on disclosure of any such data under Legal Requirements. If any Landlord’s audit discloses a deficiency in the payment of Percentage Rent, and either Tenant agrees with the results of Landlord’s audit or the matter is otherwise determined or compromised, Tenant shall forthwith pay to Landlord the amount of the deficiency, as finally agreed or determined, together with interest at the Interest Rate from the date when said payment should have been made to the date of payment thereof. If any Landlord’s audit discloses a deficiency in the determination or reporting of Total Sales, which, as finally agreed or determined, exceeds three percent (3%), Tenant shall pay the costs of the audit. The obligations of Tenant contained in this Section shall survive the expiration or earlier termination of this Lease. Any dispute as to the existence or amount of any deficiency in the payment of Percentage Rent as disclosed by Landlord’s audit shall, if not otherwise settled by the parties, be submitted to arbitration, pursuant to the provisions of Section 19.2.

3.3 Additional Charges. Tenant shall pay to the appropriate parties and discharge as and when due and payable the following (collectively, “Additional Charges”):

(a) Impositions. Subject to Article 8 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and Tenant shall promptly, upon request, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Landlord, at its expense, shall, to the extent required or permitted by Applicable Law, prepare and file all tax returns and pay all taxes due in respect of Landlord’s net income, gross receipts (from any source other than the Rent received by Landlord from Tenant), sales and use, ad valorem, franchise taxes and taxes on its capital stock, and Tenant, at its expense, shall, to the extent required or permitted by Legal Requirements, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government Agencies. If any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event Government Agencies classify any property covered by this Lease as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it may legally so file. Each party shall, to the extent it possesses the same, provide the other, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Landlord is legally required to file personal property tax returns for property covered by this Lease and/or gross receipts tax returns for Rent received by Landlord from Tenant, Landlord shall file the same with reasonable cooperation from Tenant. Landlord shall provide Tenant with copies of assessment notices in sufficient time for Tenant to prepare a protest which Landlord shall file, at Tenant’s written request. All Impositions assessed against such personal property shall be (irrespective of whether Landlord or Tenant shall file the relevant return) paid by Tenant not later than the last date on which the same may be made without interest or penalty.

Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge; provided, however, that Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligation hereunder to pay such Impositions (except that Landlord shall be responsible for any interest or penalties incurred as a result of Landlord’s failure promptly to forward the same).

(b) Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property.

(c) Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article 9.

(d) Artwork Lease. Tenant shall pay or cause to paid all amounts payable by the lessee under the Artwork Lease.

(e) Reimbursement for Additional Charges. If Tenant pays or causes to be paid property taxes or similar or other Additional Charges attributable to periods after the end of the Term, whether upon expiration or sooner termination of this Lease, Tenant may, within a reasonable time after the end of the Term, provide Notice to Landlord of its estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments of such taxes and other similar Additional Charges that are attributable to any period after the Term of this Lease.

3.4 Late Payments. If any installment of Minimum Rent, Percentage Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid within ten (10) days after its due date, Tenant shall pay Landlord, within five (5) days after Landlord’s written demand therefor, as Additional Charges, a late charge (to the extent permitted by law) computed at the Default Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Tenant pays any Additional Charges directly to Landlord or any Mortgagee pursuant to any requirement of this Lease, Tenant shall be relieved of its obligation to pay such Additional Charges to the Entity to which they would otherwise be due and Landlord shall pay when due, or cause the applicable Mortgagee to pay when due, such Additional Charges to the Entity to which they are due. If any payment due from Landlord to Tenant shall not be paid within ten (10) days after its due date, Landlord shall pay to Tenant, on demand, a late charge (to the extent permitted by law) computed at the Default Rate on the amount of such installment from the due date of such installment to the date of payment thereof.

In the event of any failure by Tenant to pay any Additional Charges when due, unless contested pursuant to Article 8, Tenant shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent and Percentage Rent.

3.5 Net Lease. The Rent shall be absolutely net to Landlord so that this Lease shall yield to Landlord the full amount of the installments or amounts of the Rent throughout the Term, subject to any other provisions of this Lease which expressly provide otherwise, including, without limitation, those provisions for adjustment, refunding or abatement of such Rent and for the funding of Landlord’s obligations pursuant to Section 5.1.4. This Lease is a net lease and, except to the extent otherwise expressly specified in this Lease, it is agreed and intended that Rent payable hereunder by Tenant shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay all such amounts, throughout the Term is absolute and unconditional and except to the extent otherwise expressly specified in this Lease, the respective obligations and liabilities of Tenant and Landlord hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Leased Property or any part thereof, or the failure of the Leased Property to comply with all Legal Requirements, including any inability to occupy or use the Leased Property by reason of such noncompliance; (b) any damage to, removal, abandonment, salvage, loss, condemnation, theft, scrapping or destruction of or any requisition or taking of the Leased Property or any part thereof, or any environmental conditions on the Leased Property or any property in the vicinity of the Leased Property; (c) any restriction, prevention or curtailment of or interference with any use of the Leased Property or any part thereof including eviction; (d) any defect in title to or rights to the Leased Property or any lien on such title or rights to the Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Tenant or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Tenant or any other Person, or by any court, in any such proceeding; (g) any right or claim that Tenant has or might have against any Person, including without limitation Landlord (other than a monetary default) or any vendor, manufacturer, contractor of or for the Leased Property; (h) any failure on the part of Landlord or any other Person to perform or comply with any of the terms of this Lease, or of any other agreement; (i) any invalidity, unenforceability, rejection or disaffirmance of this Lease by operation of law or otherwise against or by Tenant or any provision hereof; (j) the impossibility of performance by Tenant or Landlord, or both; (k) any action by any court, administrative agency or other Government Agencies; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Leased Property or otherwise; or (m) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Tenant shall have notice or knowledge of any of the foregoing; provided, however, that the foregoing shall not apply or be construed to restrict Tenant’s rights in the event of any act or omission by Landlord constituting negligence or willful misconduct. Except as specifically set forth in this Lease, this Lease shall be noncancellable by

Tenant for any reason whatsoever and, except as expressly provided in this Lease, Tenant, to the extent now or hereafter permitted by Legal Requirements, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or to any diminution, abatement or reduction of Rent payable hereunder. Except as specifically set forth in this Lease, under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Leased Property, so long as the Leased Property or any part thereof is subject to this Lease, and Tenant expressly waives the right to perform any such action at the expense of Landlord pursuant to any law.

3.6 Landlord Payments. Notwithstanding the provisions of Section 3.5 above, Landlord is obligated to pay (i) Ground Lease Rent, (ii) payments of principal and interest under the Mortgage, (iii) the amount necessary fund reserves for Capital Expenditures, (iv) all cost of Capital Expenditures contained in the Approved Capex Budget in excess of the amount in the reserves for Capital Expenditures, and (v) overhead and normal operating expenses of CNL-DMC.

ARTICLE 4

USE OF THE LEASED PROPERTY

4.1 Permitted Use.

4.1.1 Permitted Use. Tenant shall, at all times during the Term and at any other time that Tenant shall be in possession of the Leased Property, continuously use and operate the Leased Property for temporary trade shows, commercial general showroom and related office uses and other appurtenant and related uses. Subject to Section 16.3, Tenant shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Landlord. No use shall be made or permitted to be made of the Leased Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering the Leased Property or any part thereof (unless another adequate policy is available), nor shall Tenant sell or, to the knowledge of Tenant, otherwise provide or permit to be kept, used or sold in or about the Leased Property any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant shall, at its sole cost, comply with all Insurance Requirements. Tenant shall not take or omit to take any action, the taking or omission of which materially impairs the value or the usefulness of the Leased Property or any part thereof for its Permitted Use.

4.1.2 Necessary Approvals. Tenant shall proceed with all due diligence and exercise commercially reasonable efforts to obtain and maintain all approvals necessary to use and operate, for its Permitted Use, the Leased Property and the Project under applicable law. Landlord shall cooperate with Tenant in this regard, including executing all applications and consents required to be signed by Landlord in order for Tenant to obtain and maintain such approvals.

4.1.3 Lawful Use. Tenant shall not use or suffer or permit the use of the Leased Property or Tenant’s Personal Property, if any, for any unlawful purpose. Tenant shall not commit or suffer to be committed any waste on the Leased Property, or in the Project, nor shall Tenant cause or permit any unlawful nuisance thereon or therein. Tenant shall not suffer nor permit the Leased Property, or any portion thereof, to be used in such a manner as (a) might reasonably impair Landlord’s title thereto or to any portion thereof, or (b) may reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

4.2 Compliance with Legal and Insurance Requirements. Subject to the provisions of Article 8, Tenant, at its sole expense, shall (a) comply with Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration and restoration of the Leased Property, and (b) comply with all appropriate licenses, and other authorizations and agreements required for any use of the Leased Property and Tenant’s Personal Property, if any, then being made and which are material to the operation of the Leased Property for the uses permitted by this Lease, and for the proper operation and maintenance of the Leased Property or any part thereof, and (c) comply with all obligations and responsibilities of the “Borrower” under the Mortgage and any documents executed by the Borrower in connection therewith to the extent such obligations and responsibilities relate to the Leased Property and the operations thereof (provided the covenant in this clause (c) does not apply to the payment of principal and interest on the indebtedness secured by the Mortgage).

4.3 Environmental Matters. If, at any time prior to the termination of this Lease, Hazardous Materials (other than those maintained in accordance with Legal Requirements or that do not violate any Legal Requirement) are discovered on the Leased Property, subject to Tenant’s right to contest the same in accordance with Article 8, Tenant shall, to the extent requested by Landlord, take all actions and incur any and all expenses, as may be reasonably necessary and as may be required by any Government Agency, (a) to clean up and remove from and about the Leased Property all Hazardous Materials thereon, (b) to contain and prevent any further release or threat of release of Hazardous Materials on or about the Leased Property and (c) to use good faith efforts to eliminate any further release or threat of release of Hazardous Materials on or about the Leased Property. Tenant shall promptly: (i) upon receipt of notice or knowledge, notify Landlord in writing of any material change in the nature or extent of Hazardous Materials at the Leased Property; (ii) transmit to Landlord a copy of any Community Right to Know report which is required to be filed by Tenant with respect to the Leased Property pursuant to SARA Title III or any other Applicable Law; (iii) transmit to Landlord copies of any citations, orders, notices or other governmental communications received by Tenant or its agents or representatives with respect thereto (collectively, “Environmental Notice”), which Environmental Notice requires a written response or any action to be taken and/or if such Environmental Notice gives notice of and/or presents a material risk of any material violation of any Applicable Law and/or presents a material risk of any material cost, expense, loss or damage (an “Environmental Obligation”); (iv) observe and comply with all Legal Requirements relating to the use, maintenance and disposal of Hazardous Materials and all orders or directives from any official, court or agency of competent jurisdiction relating to the use or maintenance or requiring the removal, treatment, containment or other disposition thereof; and, (v) pay or otherwise dispose of any fine, charge or Imposition related thereto, unless Tenant shall contest the same in good faith and by appropriate proceedings and the right to use and the value of the Leased Property is not materially and adversely affected thereby. Tenant’s liability and obligations pursuant to the terms of this Section 4.3 are subject to Landlord’s compliance with its funding obligations under Section 5.1.4.

ARTICLE 5

MAINTENANCE AND REPAIRS

5.1 Maintenance and Repair.

5.1.1 Tenant’s Obligations. Tenant shall, at its sole cost and expense (except as expressly provided in Section 5.1.2, keep the Leased Property and all private roadways, parking areas, landscaping, sidewalks and curbs located thereon in good order and repair, reasonable wear and tear excepted, and shall promptly make all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term. All repairs shall be made in a good, workmanlike manner, in accordance with all applicable federal, state and local statutes, ordinances, by-laws, codes, rules and regulations relating to any such work. Tenant’s obligations under this Section 5.1.1 shall be limited in the event of any casualty or Condemnation as set forth in Sections 10.2 and 11.2 and Tenant’s obligations with respect to Hazardous Materials are as set forth in Section 4.3.

5.1.2 Landlord’s Obligations. Landlord shall not, under any circumstances, be required to build or rebuild any improvement on the Leased Property, or to make any repairs, replacements, alterations, restoration or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, to maintain the Leased Property in any way, or, except to make the deposits provided for in Section 5.1.4, to make any expenditure whatsoever with respect thereto. Except as otherwise expressly provided in this Lease, Tenant hereby waives, to the maximum extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect on the date hereof or hereafter enacted. Landlord shall have the right to give, record and post, as appropriate, notices of nonresponsibility under any mechanic’s lien laws now or hereafter existing

5.1.3 Capital Expenditures Budget. On or before thirty (30) days prior to the end of each Lease Year, Tenant shall prepare a budget in the form of Schedule 5.1.3 (the “Capex Budget”) of Capital Expenditures anticipated during the ensuing Lease Year and shall submit such Capex Budget to Landlord for its approval. If Tenant does not receive Notice of Landlord’s disapproval of the Capex Budget within twenty (20) Business Days after delivery of the Capex Budget to Landlord, then Landlord shall be deemed to have approved the Capex Budget. In the event Landlord disapproves the Capex Budget, Landlord’s Notice shall identify disputed items on each line item within a Category. Items not identified as disputed in such Landlord’s Notice shall be deemed approved. In the event Landlord timely disapproves any Capex Budget or any item within any Capex Budget, then, Tenant shall promptly revise the Capex Budget until Landlord approves the Capex Budget. The Capex Budget submitted by

Tenant and as approved or deemed approved by Landlord is referred to herein as the “Approved Capex Budget”. Upon the occurrence of any event that causes the Approved Capex Budget to be incorrect or inaccurate (because of, by way of example, a subsequent agreement of the partners of Landlord or any event covered by Section 10.2 or 11.2 below), Tenant shall revise the Capex Budget and submit it to the Landlord for approval. A revised Capex Budget shall not become an Approved Capex Budget until approved by Landlord.

5.1.4 Funding of Capex Budget.

(a) Landlord shall establish an interest bearing reserve account (the “Reserve”) in a bank designated by Landlord and reasonably approved by Tenant and shall deposit into the Reserve on a monthly basis an amount equal to one twelfth (1/12th) of the amount necessary to fully pay all costs contemplated in the Approved Capex Budget for the applicable Lease Year. With respect to the first and last Lease Year of the Term, the monthly deposits into the Reserve shall be in equal amounts necessary to fully pay all costs contemplated in the Approved Capex Budget for the applicable partial Lease Year. All interest earned on the Reserve shall be added to and remain a part of the Reserve. So long as no Event of Default has occurred and is continuing, Tenant shall be the only party entitled to withdraw funds from the Reserve. Subject to the terms and provisions of this Lease, all funds in the Reserve, all interest earned thereon and all property purchased with funds from the Reserve shall be and remain the property of Landlord. Following expiration or earlier termination of this Lease and payment in full on all contracts entered into prior to such expiration or termination for work to be done or furniture, furnishings, fixtures and equipment to be supplied in accordance with this Section 5.1.4 out of the Reserve, control over the Reserve shall be transferred from Tenant to Landlord.

(b) If, at any time, funds in the Reserve shall be insufficient or are reasonably projected by Tenant to be insufficient to pay for Capital Expenditures that are contained in any Approved Capex Budget or to pay for any other Capital Expenditures to the Leased Premises that are necessary to (i) comply with the Product Standards, (ii) comply with or satisfy any Legal Requirements, (iii) pay for costs arising pursuant to Sections 10.2.3 or 11.2 or (iv) pay for costs related to Hazardous Materials under Section 4.3 (except for costs related to Hazardous Materials resulting from Tenant’s gross negligence or willful misconduct, which costs shall be Tenant’s sole cost and expense) (such additional Capital Expenditures described in (i) through (iv) of this Section are referred to herein as “Excess Capex”), Tenant may, at its election, give Landlord Notice thereof, which Notice shall set forth, in reasonable detail, the nature of the required or permitted action (the “Excess Capex Improvements”) and the estimated Excess Capex relating thereto. In the alternative, Landlord may, at its election, give Tenant Notice of any desired Excess Capex Improvements which Notice shall set forth, in reasonable detail, the nature of the Excess Capex Improvements and the estimated Excess Capex relating thereto. Landlord shall, within ten (10) Business Days after such Notice, or such later dates as Tenant and Landlord may agree, disburse such Excess Capex to Tenant (or, if Tenant shall so elect, directly to any Person performing the required work).

(c) If Landlord or Tenant disputes whether any requested Capital Expenditures have been properly designated as Excess Capex, such party shall give the other Notice of such dispute within such ten (10) Business Day period, and failure to give Notice of such dispute shall be deemed a waiver of any right to dispute or contest whether the requested Capital Expenditure constitutes an Excess Capex. In the event that any dispute shall arise with respect to whether a requested Capital Expenditure constitutes Excess Capex, then, following the negotiation period specified in Section 19.1, either party may submit such dispute for resolution by arbitrators in accordance with the provisions of Section 19.2, and the arbitrators shall determine whether or not the requested Capital Expenditure constitutes Excess Capex. If the arbitrators decide any such Capital Expenditure requested by Landlord is not Excess Capex, Landlord shall have the right to elect to disburse or not disburse funds to pay for the work contemplated in the applicable Notice. If Landlord elects not to disburse funds for such work, Tenant shall be relieved of any obligation to carry out the applicable work. If the arbitrators determine that any Capital Expenditure that is the subject of Tenant’s Notice to Landlord constitutes Excess Capex, Landlord shall disburse the Excess Capex. Excess Capex that is greater than the Annual Capex Threshold shall cause an adjustment to Minimum Rent pursuant to Section 3.1(b) based on the amount of the difference.

5.1.5 Implementation of Capex Budget. Tenant shall cause the work contemplated by the Approved Capex Budget to be performed in accordance with the Approved Capex Budget or as otherwise approved by Landlord and shall make expenditures from the Reserve as it deems necessary to pay the costs of such work taking into consideration the timing and amounts of the scheduled deposits into the Reserve. So long as Capital Expenditures from the Reserve are made in accordance with the Approved Capex Budget, such expenditures shall not be subject to Landlord’s approval; provided, however, Tenant may exceed the total amount budgeted in any Category of the Approved Capex Budget so long as the overage does not exceed: (i) the aggregate amount of the Approved Capex Budget, or (ii) ten percent (10%) of any budget Category. Tenant shall have the right to submit amendments and supplements to the Approved Capex Budget from time to time if Tenant determines that, as a result of occurrences after the approval of the Approved Capex Budget, the Approved Capex Budget is inaccurate or incorrect in any material respect. Landlord shall have the right to approve or disapprove the proposed amendments in accordance with the procedures set forth in Section 5.1.3 above, except that any dispute relating to whether proposed expenditures contemplated in such amendment constitute Excess Capex shall be decided in the manner provided in Section 5.1.4 above.

5.1.6 Mortgagee Requirements. If the terms of any Mortgage requires that Landlord grant a security interest in or create another encumbrance on the Reserve, all or any part of the existing or future funds therein, or any general intangible in connection therewith, Landlord may grant such security interest or create such other encumbrance as may be necessary to satisfy the requirements of such Mortgage provided that the instrument granting such security interest or creating such other encumbrance shall expressly provide that such security interest or encumbrance is subject to the rights of Tenant with respect to the Reserve as set forth herein. The form and substance of such provision shall be subject to Tenant’s prior written approval, which approval shall not be unreasonably withheld, delayed or conditioned. If Landlord is required by the terms of any Mortgage to make deposits into a reserve for Capital Expenditures, Landlord obligations under Section 5.1.4 above shall be satisfied by making the deposits to Mortgagee in accordance with such requirements and the terms of this Section 5.1.6 shall be modified to the extent necessary to permit Landlord to comply with the requirements of the Mortgage.

5.1.7 Nonresponsibility of Landlord. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Leased Property, or any part thereof, are hereby charged with notice that liens on the Leased Property or on Landlord’s interest therein are expressly prohibited and that they must look solely to Tenant to secure payment for any work done or material furnished by Tenant or for any other purpose during the term of this Lease. Nothing contained in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialmen for the performance of any labor or the furnishing of any materials for any alteration, addition, improvement or repair to the Leased Property, or any part thereof, or as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Leased Property, or any part thereof, nor to subject Landlord’s estate in the Leased Property, or any part thereof, to liability under any mechanic’s lien law of the State in any way, it being expressly understood Landlord’s estate shall not be subject to any such liability.

5.1.8 Limitation on Tenant’s Obligations. Tenant’s obligations under Section 5.1 shall be limited in the event of any casualty or Condemnation as set forth in Section 10.2 and Section 11.2 and Tenant’s obligations with respect to Hazardous Materials are as set forth in Section 4.3.

5.2 Tenant’s Personal Property. At the expiration or sooner termination of the Term, Landlord may, in its sole and absolute discretion, elect either: (a) to give Tenant Notice that Tenant shall be required, within thirty (30) Business Days after such expiration or termination, to remove all of Tenant’s Personal Property from the Leased Property; or (b) to pay Tenant’s book value of such Tenant’s Personal Property. Failure of Landlord to make such election shall be deemed an election to proceed in accordance with clause (b) preceding.

5.3 Yield Up. Upon the expiration or sooner termination of this Lease, (i) Tenant shall vacate and surrender the Leased Property to Landlord in substantially the same condition in which the Leased Property was on the Commencement Date, except as repaired, replaced, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease, reasonable wear and tear and Condemnation (and casualty damage, in the event that this Lease is terminated following a casualty in accordance with Article 10) excepted, and (ii) all Subleases, licenses, operating permits and other governmental authorizations and all contracts entered into by Tenant, including contracts with governmental or quasi-governmental Entities which may be necessary for the use and operation of the Project as then operated, but excluding: (a) all insurance contracts and multi-property contracts not limited in scope to the Leased Property, or this Lease; (b) all contracts and leases with Affiliated Persons; and (c) utility deposits (all of the foregoing being collectively referred to as the “Assigned Agreements and Licenses”), shall be deemed to be automatically transferred, conveyed and assigned to Landlord. The foregoing assignment of the Assigned Agreements and Licenses shall be self-operative and effective without the necessity of execution of any new assignment or other document on the part of Tenant or any party to any of such agreements or licenses or their respective heirs, legal representatives, successors or assigns. Tenant agrees, however, to execute and deliver upon the request of Landlord, any instrument which in the reasonable judgment of Landlord may be necessary or appropriate to evidence such assignment. Landlord shall indemnify and hold Tenant harmless for all claims, costs and expenses (including reasonable attorneys’ fees) arising from acts or omissions by Landlord under such contracts subsequent to the date of transfer thereof to Landlord; and Tenant shall indemnify and hold Landlord harmless for all claims, costs and expenses (including reasonable attorney’s fees) arising from acts or omission by Tenant under such contracts prior to the date of transfer thereof to Landlord.

ARTICLE 6

IMPROVEMENTS

6.1 Improvements to the Leased Property. Tenant shall not finance the cost of any construction by the granting of a lien on or security interest in the Leased Property, or Tenant’s interest therein, without the prior written consent of Landlord, which consent may be withheld by Landlord in Landlord’s sole discretion. Any such improvements shall, upon the expiration or sooner termination of this Lease, remain or pass to and become the property of Landlord, free and clear of all encumbrances other than Permitted Encumbrances.

6.2 Salvage. Other than Tenant’s Personal Property, all materials which are scrapped or removed in connection with the making of repairs, alterations, improvements, renewals, replacements and additions pursuant to Article 5 shall be disposed of by Tenant and the net proceeds thereof, if any, shall be deposited in the Reserve.

ARTICLE 7

LIENS

Subject to Article 8, Tenant shall not, directly or indirectly, create or allow to remain and shall promptly discharge, at its expense, any lien, attachment, title retention agreement or claim upon the Leased Property or Tenant’s leasehold interest therein or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances, (b) restrictions, liens and other encumbrances which are consented to in writing by Landlord, (c) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (d) subleases permitted by Article 16, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements, so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article 8, (f) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable (but will be paid in full by Tenant) or are for sums that are being contested in accordance with Article 8, (g) any Mortgages or other liens which are the responsibility of Landlord pursuant to the provisions of Article 20, and (h) Landlord Liens.

ARTICLE 8

PERMITTED CONTESTS

Notwithstanding any provision herein to the contrary, Tenant shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, Environmental Obligation, or any other Additional Charge, lien, attachment, levy, encumbrance, charge or claim (collectively, “Claims”) as to the Leased Property, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Tenant’s obligation to pay any Claims required hereunder to be paid by Tenant as finally determined, (b) such contest shall not cause Landlord or Tenant to be in default under any mortgage, deed of trust or other agreement encumbering the Leased Property or any part thereof or any interest therein or result in a lien attaching to the Leased Property, unless such lien is fully bonded or is otherwise secured to the reasonable satisfaction of Landlord, (c) no part of the Leased Property nor any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (d) Tenant hereby indemnifies and holds harmless Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable attorneys’ fees, incurred by Landlord in connection therewith or as a result thereof. Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees to assume and indemnify Landlord with respect to the same. Tenant shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord to the extent that Landlord has been reimbursed by Tenant. If Tenant shall fail (i) to pay or cause to be paid any Claims when finally determined, (ii) to provide reasonable security therefor, or (iii) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Landlord may, upon Notice to Tenant, pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefor, upon demand, as Additional Charges.

ARTICLE 9

INSURANCE

9.1 Insurance. Tenant shall obtain and maintain, or cause to be maintained, at all times insurance for Tenant and the Leased Property providing at least the following coverages:

(a) comprehensive “all risk” insurance on the Leased Property, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Lease shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Leased Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $250,000 for all such insurance coverage; and (D) if any of the Leased Improvements or the use of the Leased Property shall at any time constitute legal non-conforming structures or uses, providing coverage for contingent liability from Operation. of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement. In addition, Tenant shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to Landlord in the event the Leased Property is located in an area with a high degree of seismic risk, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection(a)

(b) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Leased Property, with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000-and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Landlord in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; (4) blanket contractual liability; and (5) contractual liability covering the Tenant’s indemnities contained in this Lease, to the extent the same is available;

(c) loss of rents insurance or business income insurance, as applicable, (A) with loss payable to Landlord; (B) covering all risks required to be covered by the insurance provided for in subsection (a) above; and (C) which provides that after the physical loss to the Leased Property occurs, the loss of rents or income, as applicable, will be insured until such rents or income, as applicable, either return to the same level that existed prior to the loss, or the expiration of twelve (12) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Leased Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Leased Property is repaired or. replaced and operations are resumed, whichever first occurs. The amount of such loss of rents or business income insurance, as applicable, shall be determined prior to the date hereof and at least once each year thereafter based on Tenant’s reasonable estimate of permanent showroom revenue from the Leased Property for the succeeding period of coverage required above.

(d) At all times during which structural construction, repairs or alterations are being made with respect to the Leased Property, and only if the Leased Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (a) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “all risks” insured against pursuant to subsection (i) above, (3) including permission to occupy the Leased Property, and (4) with an agreed amount endorsement waiving co-insurance provisions.

(e) Workers’ compensation, to the extent required by applicable law of the State, and employer’s liability insurance, with limits of not less than $1,000,000, in respect of any work or operations on or about the Leased Property, or in connection with the Leased Property or its operation (if applicable).

(f) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Landlord on terms consistent with the commercial property insurance policy required under subsection (a) above

(g) excess liability insurance not less than $10,000,000 per occurrence on terms consistent with the commercial general liability insurance required under subsection (a) above.

(h) Upon sixty (60) days’ written notice, such other reasonable insurance and in such reasonable amounts as would be reasonably requested by and acceptable to an Institutional Investor (as such term is hereinafter defined), to the extent that a policy meeting the foregoing requirements (x) would be obtained by a reasonable and prudent investor for a property of comparable size, mass, construction, type, location and use as the Property and (y) is generally available from two (2) or more insurers meeting the rating requirements set forth in this Section 9.1 herein. As used herein, “Institutional Investor” is defined as any bank, savings and loan association, trust company, insurance company, pension fund, credit union or real estate investment trust actively engaged in owning, acquiring and/or financing major commercial real estate properties in the United States of America.

(i) With respect to the Policies required to be maintained pursuant to subsections (a) through (d) above, during any period of the term of this Lease that the Terrorism Risk Insurance Act of 2002 (“TRIA”) is in effect, Tenant shall maintain coverage against all “certified acts of terrorism” as defined by TRIA and “non-certified acts of terrorism”. For any acts of terrorism not defined by TRIA as “certified acts of terrorism” and during any period during the term of the Loan that TRIA is not in effect, Tenant shall use commercially reasonable efforts, consistent with those of prudent owners of institutional quality commercial real estate to maintain insurance coverage against losses resulting from such acts.

9.2 Form of Policies. All insurance provided for in Section 9.1 shall be obtained under valid and enforceable policies (the “Policy”), and to the extent specified in this Article 9 shall be subject to the reasonable approval of Landlord as to deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of “A” or better by at least two Rating Agencies, one of which must be S&P or such other rating agencies approved by Landlord, and in the case of property damage, boiler and machinery, flood and earthquake insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Mortgagee providing that the loss thereunder shall be payable to Mortgagee. The Policies described in this Section 9.2 shall designate Landlord and its successors and assigns as additional insureds, mortgagees and/or loss payee as deemed appropriate by Landlord. To the extent such Policies are not available as of the Closing Date, upon Landlord’s request, Tenant shall deliver certified copies of all Policies to Landlord not later than thirty (30) days after the Closing Date. Not less than ten (10) days prior to the expiration dates of the certificates of insurance of the Policies theretofore furnished to Landlord, certificates of insurance of the renewal Policies accompanied by evidence satisfactory to Landlord of payment of the premiums currently due shall be delivered by Tenant to Landlord.

9.3 Blanket Policies. Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Leased Property in compliance with the provisions of this Section 9.3.

9.4 Endorsements. All Policies provided for in this Article 9 shall contain clauses or endorsements to the effect that:

(a) no act or negligence of Tenant, or anyone acting for Tenant, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as the Mortgagee is concerned;

(b) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ prior written notice to Lender and any other party named therein as an additional insured;

(c) the issuers thereof shall give written notice to Landlord and its Mortgagee if the Policies have not been renewed thirty (30) days prior to its expiration; and

(d) Landlord and its Mortgagee shall not be liable for any insurance premiums thereon or subject to any assessments thereunder.

9.5 Landlord’s Right to Obtain Coverage. If at any time Landlord is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Landlord shall have the right, upon ten (10) days prior written notice to Tenant, to take such action as Landlord deems reasonably necessary to protect its interest in the Property, including, without limitation, obtaining such insurance coverage as Landlord in its sole discretion deems appropriate. All premiums incurred by Landlord in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Tenant to Landlord upon five (5) days written notice and, until paid shall bear interest at the Default Rate.

9.6 Insurance Costs and Expenses as Additional Charges. With respect to this Article 9, all insurance premiums, costs and other expenses, including any Insurance Retention (as defined below), shall be treated as an Imposition payable by Tenant as Additional Charges. All charges under the blanket programs shall be allocated to the Project. Any losses and associated costs and expenses, that are uninsured shall be treated as a cost of insurance and shall also be treated as an Imposition. “Insurance Retention” shall mean the insurance policy deductible;

however, for any insurance obtained through the blanket insurance programs, “Insurance Retention” shall mean the Project’s per occurrence limit for any loss or reserve as established for the Project, which limit shall be the same as is applied to other properties participating in the blanket insurance programs, or such higher amount if mandated by the insurer for high hazard risks such as earthquake, flood and wind.

ARTICLE 10

CASUALTY

10.1 Insurance Proceeds. Except as provided in the last clause of this sentence, all proceeds payable by reason of any loss or damage to the Leased Property, or any portion thereof, and insured under any property policy of insurance required by Article 9 (other than the proceeds of any business interruption insurance, which shall be payable directly to Landlord and Tenant as their interests may appear) shall be paid directly to Landlord and all loss adjustments with respect to property losses payable to Tenant shall require the prior written consent of Landlord. If Tenant is required to reconstruct or repair the Leased Property as provided herein, such proceeds shall be paid out to Tenant by Landlord from time to time for the reasonable costs of reconstruction or repair of the Leased Property necessitated by such damage or destruction, subject to and in accordance with the provisions of Section 10.2.3. Any unexpended deductible amount and excess proceeds of insurance remaining after the completion of the restoration shall be retained by Tenant or, if escrowed, paid to Tenant. In the event that the provisions of Section 10.2 are applicable, the insurance proceeds shall be retained by the party entitled thereto pursuant to Section 10.2. All salvage resulting from any risk covered by insurance shall belong to Landlord, provided any rights to the same have been waived by the insurer.

10.2 Damage or Destruction.

10.2.1 Damage or Destruction of Leased Property. If, during the Term, the Leased Property shall be totally or partially destroyed and the Project located thereon is thereby rendered Unsuitable for Its Permitted Use, Tenant may, by the giving of Notice thereof to Landlord, terminate this Lease, whereupon, this Lease shall terminate and Landlord shall be entitled to retain the insurance proceeds payable on account of such damage.

10.2.2 Partial Damage or Destruction. If, during the Term, the Leased Property shall be partially destroyed but the Project is not rendered Unsuitable for Its Permitted Use, Tenant shall, subject to Section 10.2.3, promptly restore the Project as provided in Section 10.2.4.

10.2.3 Insufficient Insurance Proceeds. If the cost of the repair or restoration of the Leased Property exceeds the sum of the deductible and the amount of insurance proceeds received by Landlord and Tenant pursuant to Article 9, Tenant shall give Landlord Notice thereof which notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that, if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Lease). In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord shall have the right

(but not the obligation), exercisable at Landlord’s sole election by Notice to Tenant, given within sixty (60) days after Tenant’s notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency; provided, however, in such event, upon any disbursement by Landlord thereof, the Minimum Rent shall be adjusted as provided in Section 3.1(b)(i). In the event that neither Landlord nor Tenant shall elect to make such deficiency available for restoration, either Landlord or Tenant may terminate this Lease by Notice to the other, whereupon, this Lease shall terminate as provided in Section 10.2.1. It is expressly understood and agreed, however, that, notwithstanding anything in this Lease to the contrary, Tenant shall be strictly liable and solely responsible for the amount of any deductible.

10.2.4 Repairs. In the event Tenant is required to restore the Leased Property pursuant to Section 10.2.2, Tenant shall commence promptly and continue diligently to perform the repair and restoration of the Leased Property (hereinafter called the “Work”), so as to restore the Leased Property in compliance with all Legal Requirements and so that the Leased Property shall be, to the extent practicable, substantially equivalent in value and general utility to its general utility and value immediately prior to such damage or destruction. Subject to the terms hereof, the Landlord shall be required to advance the insurance proceeds and any additional amounts payable by Landlord pursuant to Section 10.2.3 to Tenant regularly during the repair and restoration period so as to permit payment for the cost of any such restoration and repair. Any such advances shall be made not more than monthly within ten (10) Business Days after Tenant submits to Landlord a written requisition and substantiation therefor on AIA Forms G702 and G703 (or on such other form or forms as may be reasonably acceptable to Landlord). Landlord may, at its option, require, prior to advancement of said insurance proceeds and other amounts by Landlord, (a) approval of plans and specifications by an architect satisfactory to Landlord (which approval shall not be unreasonably withheld or delayed), (b) general contractors’ estimates, (c) architect’s certificates, (d) unconditional lien waivers of general contractors, if available, (e) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required, (f) deposit by Tenant of the applicable deductible amount with Landlord, and (g) such other terms as Landlord may reasonably require. Tenant’s obligation to restore the Leased Property pursuant to this Article 10 shall be subject to the release of available insurance proceeds by Landlord or directly to Tenant and, in the event such proceeds are insufficient, Landlord electing to make such deficiency available therefor.

10.3 Tenant’s Property. All insurance proceeds payable by reason of any loss of or damage to any of Tenant’s Personal Property shall be paid solely to Tenant and, to the extent necessary to repair or replace Tenant’s Personal Property in accordance with Section 10.4, Tenant shall hold such proceeds in trust to pay the cost of repairing or replacing damaged Tenant’s Personal Property.

10.4 Restoration of Tenant’s Property. If Tenant is required to restore the Leased Property as hereinabove provided, Tenant shall either (a) restore all alterations and improvements made by Tenant and Tenant’s Personal Property, or (b) replace such alterations and improvements and Tenant’s Personal Property with improvements or items of the same or better quality and utility in the operation of the Leased Property.

10.5 No Abatement of Rent. This Lease shall remain in full force and effect and Tenant’s obligation to make all payments of Rent and to pay all other charges as and when required under this Lease shall remain unabated during the Term notwithstanding any damage involving the Leased Property (provided that Landlord shall credit against such payments any amounts paid to Landlord as a consequence of such damage under any business interruption insurance obtained by Tenant hereunder). The provisions of this Article 10 shall be considered an express agreement governing any cause of damage or destruction to the Leased Property and, to the maximum extent permitted by law, no local or State statute, laws, rules, regulation or ordinance in effect during the Term which provide for such a contingency shall have any application in such case.

10.6 Waiver. Tenant hereby waives any statutory rights of termination which may arise by reason of any damage or destruction of the Leased Property.

ARTICLE 11

CONDEMNATION

11.1 Total Condemnation. If either (a) the whole of the Leased Property shall be taken by Condemnation or (b) a Condemnation of less than the whole of the Leased Property renders the Leased Property Unsuitable for Its Permitted Use, this Lease shall terminate and Tenant and Landlord shall seek the Award for their interests in the Leased Property as provided in Section 11.6.

11.2 Partial Condemnation. In the event of a Condemnation of less than the whole of the Leased Property such that the Leased Property is not rendered Unsuitable for Its Permitted Use, Tenant shall, to the extent of the Award and any additional amounts disbursed by Landlord as hereinafter provided, commence promptly and continue diligently to restore the untaken portion of the Leased Improvements so that such Leased Improvements shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as the Leased Improvements existing immediately prior to such Condemnation, in full compliance with all Legal Requirements, subject to the provisions of this Section 11.2. If the cost of the repair or restoration of the Leased Property exceeds the amount of the Award, Tenant shall give Landlord Notice thereof which notice shall set forth in reasonable detail the nature of such deficiency and whether Tenant shall pay and assume the amount of such deficiency (Tenant having no obligation to do so, except that if Tenant shall elect to make such funds available, the same shall become an irrevocable obligation of Tenant pursuant to this Lease). In the event Tenant shall elect not to pay and assume the amount of such deficiency, Landlord shall have the right (but not the obligation), exercisable at Landlord’s sole election by Notice to Tenant given within sixty (60) days after Tenant’s Notice of the deficiency, to elect to make available for application to the cost of repair or restoration the amount of such deficiency; in such event, following any disbursement by Landlord thereof and upon completion of such repairs, the Minimum Rent shall be adjusted as provided in Section 3.1(b)(i). In the event that neither Landlord nor Tenant shall elect to make such deficiency available for restoration, either Landlord or Tenant may terminate this Lease and the entire Award shall be retained by Landlord.

11.3 Disbursement of Award. Subject to the terms hereof, Tenant shall transfer any part of the Award received, together with severance and other damages awarded for the taken Leased Improvements to Landlord for the purpose of funding the cost of the repair or restoration. Landlord may require, at its option, prior to advancement of such Award and other amounts, (a) approval of plans and specifications by an architect satisfactory to Landlord (which approval shall not be unreasonably withheld or delayed), (b) general contractors’ estimates, (c) architect’s certificates, (d) unconditional lien waivers of general contractors, if available, and (e) evidence of approval by all governmental authorities and other regulatory bodies whose approval is required. Obligations under this Section 11.3 to disburse the Award and such other amounts shall be subject to (i) the collection thereof and (ii) the release of such Award by the applicable Mortgagee. Tenant’s obligation to restore the Leased Property shall be subject to the availability of the Award to fund the cost of such repair or restoration upon its compliance with this Section 11.3.

11.4 Abatement of Rent. In the event of a partial condemnation pursuant to Section 11.2 of this Lease, Rent shall be proportionately abated as agreed upon by Tenant and Landlord, or if the Landlord and Tenant are unable to agree, as determined by arbitration pursuant to this Lease.

11.5 Temporary Condemnation. In the event of any temporary Condemnation of the Leased Property or Tenant’s interest therein, this Lease shall continue in full force and effect and Tenant shall continue to pay, in the manner and on the terms herein specified, the full amount of the Rent. Tenant shall continue to perform and observe all of the other terms and conditions of this Lease on the part of the Tenant to be performed and observed. The entire amount of any Award made for such temporary Condemnation allocable to the Term, whether paid by way of damages, rent or otherwise, shall be paid to Tenant. Tenant shall, promptly upon the termination of any such period of temporary Condemnation, at its sole cost and expense, restore the Leased Property to the condition that existed immediately prior to such Condemnation, in full compliance with all Legal Requirements, unless such period of temporary Condemnation shall extend beyond the expiration of the Term, in which event Tenant shall not be required to make such restoration. For purposes of this Section 11.5, a Condemnation shall be deemed to be temporary if the period of such Condemnation is not expected to, and does not, exceed twelve (12) months.

11.6 Allocation of Award. Except as provided in Section 11.5 and the second sentence of this Section 11.6, the total Award shall be solely the property of and payable to Landlord. Any portion of the Award made for the taking of Tenant’s leasehold interest in the Leased Property, loss of business during the remainder of the Term, the taking of Tenant’s Personal Property, or Tenant’s removal and relocation expenses shall be the sole property of and payable to Tenant (subject to the provisions of Section 11.2). In any Condemnation proceedings, Landlord and Tenant shall each seek its own Award in conformity herewith, at its own expense.

ARTICLE 12

DEFAULTS AND REMEDIES

12.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) should Tenant fail to make any payment of Minimum Rent or Percentage Rent within three (3) Business Days after Notice thereof, or fail to make payment of any other Rent or any other sum (including, but not limited to, funding of the Reserve), payable hereunder when due and such failure shall continue for a period of ten (10) days after Notice thereof; or

(b) should Tenant fail to maintain the insurance coverages required under Article 9 and such failure shall continue for three (3) Business Days after Notice thereof; or

(c) should Tenant default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) and such default shall continue for a period of thirty (30) days after Notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within fifteen (15) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed sixty (60) days) as may be necessary to cure such default with all due diligence; or

(d) should Tenant generally not be paying its debts as they become due or should Tenant make a general assignment for the benefit of creditors; or

(e) should any petition be filed by or against Tenant under the Federal bankruptcy laws, or should any other proceeding be instituted by or against Tenant seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant or for any substantial part of the property of Tenant and such proceeding is not dismissed within ninety (90) days after institution thereof, or should Tenant take any action to authorize any of the actions set forth above in this paragraph; or

(f) should Tenant cause or institute any proceeding for its dissolution or termination; or

(g) should an event of default occur and be continuing under any mortgage or deed of trust which is secured by Tenant’s leasehold interest hereunder or should the mortgagee under any such mortgage accelerate the indebtedness secured thereby or commence a foreclosure action in connection with said mortgage and such default shall continue for a period of thirty (30) days after notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within fifteen (15) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time as may be necessary to cure such default with all due diligence; or

(h) should the estate or interest of Tenant in the Leased Property or any part thereof be levied upon or attached in any proceeding and the same shall not be vacated, discharged or fully bonded or otherwise secured to the reasonable satisfaction of Landlord within the later of (x) thirty (30) days after such attachment or levy, unless the amount in dispute is less than $500,000 (as adjusted each year by increases in the Index), in which case Tenant shall give notice to Landlord of the dispute but Tenant may defend in any suitable way, and (y) thirty (30) days after receipt by Tenant of Notice thereof from Landlord; it being understood and agreed that Tenant may commence a contest of such matter pursuant to Article 8 above following such Notice from Landlord;

(i) Should a default or event of default occur under a Mortgage that is attributable to any act or omission of Tenant under this Lease (after taking into consideration any notice, grace or cure period provided for under such Mortgage).

12.2 Remedy for Failure to Pay Rent.

Upon the occurrence of an Event of Default described in Section 12.1(a) above, or in the event Tenant commits fraud including embezzlement or misappropriation of the Landlord’s funds, unless within thirty (30) days after the discovery of any such embezzlement, fraud or misappropriation, Tenant terminates any of its employees responsible therefor and reimburses the Landlord for any loss, cost or damage incurred as a result of any such acts, then, as its sole and exclusive remedies against Tenant, Landlord, may (i) terminate this Lease by giving Notice thereof to Tenant and upon the expiration of the time fixed in such Notice, this Lease shall terminate and all rights of Tenant under this Lease shall cease and (ii) exercise any right or remedy at law or equity in order to recover all Rent and other sums due and payable under this Lease up to and including the date of termination of this Lease.

12.3 Remedies for all Events of Default Other than Payment of Rent. Upon the occurrence of any of the Events of Default described in Section 12.1(b) through 12.1(h) above, Landlord shall not have the right to terminate this Lease or otherwise disturb Tenant’s right to possession of the Leased Property, but instead shall be entitled to pursue any and all other remedies at law or in equity to which it may be entitled to pursue in accordance with all Legal Requirements.

12.4 WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY LEGAL REQUIREMENTS, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR IN RESPECT OF ANY MATTER

WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S OCCUPANCY OF THE LEASED PROPERTY, AND/OR ANY CLAIM FOR INJURY OR DAMAGE.

12.5 Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under Section 12.1(a) of this Lease, and any remaining sums in such order as Landlord may determine or as may be prescribed by the laws of the State.

12.6 Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall have occurred and be continuing, Landlord, after Notice to Tenant (which Notice shall not be required if Landlord shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Tenant and without waiving or releasing any Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by law, enter upon the Leased Property or any portion thereof for such purpose and take all such action thereon as, in Landlord’s sole and absolute discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection therewith, together with interest thereon (to the extent permitted by law) at the Default Rate from the date such sums are paid by Landlord until repaid, shall be paid by Tenant to Landlord, on demand.

12.7 Good Faith Dispute. If Tenant shall in good faith dispute the occurrence of any Default and Tenant, before the expiration of the applicable cure period, shall give Notice thereof to Landlord, setting forth, in reasonable detail, the basis therefor and, provided Tenant shall escrow disputed amounts, if any, pursuant to an escrow arrangement reasonably acceptable to Landlord and Tenant, no Event of Default shall be deemed to have occurred; provided, however, that in the event of any eventual adverse determination, Tenant shall pay to Landlord interest on any disputed funds at the Interest Rate, from the date demand for such funds was made by Landlord until the date of final adverse determination and, thereafter, at the Default Rate until paid.

ARTICLE 13

HOLDING OVER

Any holding over by Tenant after the expiration or sooner termination of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to one and one-half (1.50) times the Rent and other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages (direct or indirect) sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Lease, to the extent applicable. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

ARTICLE 14

LANDLORD’S NOTICE OBLIGATIONS; LANDLORD DEFAULT

14.1 Landlord Notice Obligation. Landlord shall give prompt Notice to Tenant of any materially adverse matters affecting the Leased Property of which Landlord receives written notice or actual, conscious, present knowledge and, to the extent Tenant otherwise has no notice or actual knowledge thereof, Landlord shall be liable for any liabilities, costs, damages or claims (including reasonable attorneys’ fees) arising from the failure to deliver such Notice to Tenant. Subject to Article 20, Landlord shall not enter into or amend any agreement directly affecting the operation of Leased Property without Tenant’s prior written consent. As used in this Lease, “Landlord’s knowledge” or words of similar import shall mean the actual (and not constructive or imputed), conscious, present knowledge, without independent investigation or inquiry of Charles Muller or any subsequent officer or employee of Landlord, or any Affiliated Person as to Landlord, having direct oversight responsibility for the transactions contemplated in this Lease.

14.2 Landlord’s Default. If Landlord shall default in the performance or observance of any of its covenants or obligations set forth in this Lease, and any such default shall continue for a period of ten (10) days after Notice thereof with respect to monetary defaults, and thirty (30) days after Notice thereof with respect to non-monetary defaults, from Tenant to Landlord and any applicable Mortgagee, or such additional period as may be reasonably required to correct the same, Tenant may declare the occurrence of a “Landlord Default” by giving Notice of such declaration to Landlord and to such Mortgagee. Thereafter, Tenant may (but shall have no obligation to) cure the same and, subject to the provisions of the following paragraph, invoice Landlord for costs and expenses (including reasonable attorneys’ fees and court costs) incurred by Tenant in curing the same, together with interest thereon from the date Landlord receives Tenant’s invoice, at the Default Rate. Except as otherwise expressly provided herein to the contrary, Tenant shall have no right to terminate this Lease for any default by Landlord hereunder and no right, for any such default, to offset or counterclaim against any Rent or other charges due hereunder.

If Landlord shall in good faith dispute the occurrence of any Landlord Default and Landlord, before the expiration of the applicable cure period, shall give Notice thereof to Tenant, setting forth, in reasonable detail, the basis therefor, no Landlord Default shall be deemed to have occurred and Landlord shall have no obligation with respect thereto until final adverse determination thereof; provided, however, that in the event of any such adverse determination, Landlord shall pay to Tenant interest on any disputed funds at the Interest Rate, from the date demand for such funds was made by Tenant until the date of final adverse determination and, thereafter, at the Default Rate until paid. Notwithstanding the foregoing, the provisions of Section 14.3 shall control in the event of a default under Section 5.1.4.

14.3 Special Remedies for Landlord Funding Default. In the event of any Landlord Default arising under Section 5.1.4, and such Landlord Default is not cured within thirty (30) days after Notice of such Landlord Default is given to Landlord by Tenant, Tenant shall have the right, in Tenant’s sole discretion, in addition to all other remedies of Tenant hereunder, to terminate this Lease by giving Notice of termination of this Lease to Landlord, whereupon this Lease shall terminate on the date set forth in such Notice.

14.4 Special Remedy under Section 10.1 and 11.3. If Landlord or any Mortgagee shall fail to deposit insurance proceeds with an escrow agent as required by Section 10.1 or if Landlord shall fail to deposit any Award as required by Section 11.3 with an escrow agent as required by Section 11.3, Tenant shall be entitled, in addition to all other remedies of Tenant hereunder, to the remedy listed in Section 14.3, without the requirement of arbitration as described in Section 5.1.4.

ARTICLE 15

TRANSFERS BY LANDLORD

Landlord may, in its sole and absolute discretion, sell, assign, transfer, convey or otherwise dispose of (a “Transfer”) its interest in the Leased Property, or any portion thereof or interest therein, directly or indirectly, to any Person without the consent of Tenant.

ARTICLE 16

SUBLETTING AND ASSIGNMENT

16.1 Subletting and Assignment.

(a) Except as provided in Sections 16.3 and in this Section 16.1, Tenant shall not, without Landlord’s prior written consent, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or sublease (which term shall be deemed to include the granting of concessions, licenses and the like), all or any part of the Leased Property or suffer or permit this Lease or the leasehold estate created hereby or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of the Leased Property by anyone other than Tenant, or the Leased Property to be offered or advertised for assignment or subletting.

(b) Notwithstanding any provision in this Lease to the contrary, Landlord’s consent shall not be required for (i) any sale, transfer, assignment or other conveyance by Tenant to a Subsidiary of Tenant or to another Entity in which Crow Parties own a Controlling Interest or (ii) any sale, transfer, assignment or other conveyance of any direct or indirect equity interest in Tenant so long as Crow Parties continue to own a Controlling Interest in the Tenant. Tenant shall deliver notice of any such proposed transfer to Landlord at least thirty (30) days prior to any such transfer and shall, within five (5) days following any request by Landlord, provide Landlord such information as may be reasonably necessary or appropriate in order for Landlord to determine if such proposed transfer is consistent with the above provisions.

(c) If this Lease is assigned or if the Leased Property or any part thereof are sublet (or occupied by anybody other than Tenant) in violation of this Lease, Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Rent then due and payable by Tenant, but no such collection shall be deemed a waiver of the provisions set forth in the first paragraph of this Section 16.1, the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Lease.

(d) Except as set forth in Section 16.1(b), no subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder (unless Landlord and Tenant expressly otherwise agree that Tenant shall be released from all obligations hereunder), and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth in this Section 16.1. No assignment, subletting or occupancy shall affect any Permitted Use.

16.2 Required Sublease Provisions. Any Sublease of all or any portion of the Leased Property entered into on or after the date hereof shall be made on Tenant’s standard form from time to time in effect. On or before twenty (20) days after the end of each Lease Quarter, Tenant shall deliver to Landlord, a copy of each such Sublease of permanent showroom space in excess of 2,000 square feet of gross leasable space duly executed by Tenant and such subtenant in the preceding Lease Quarter and the first page and signature pages of all other Subleases of permanent showroom space duly executed by Tenant and subtenant in the preceding Lease Quarter.

16.3 Permitted Subleases and Assignments. Notwithstanding the foregoing, but subject to the provisions of any other express conditions or limitations set forth herein, Tenant may, without Landlord’s consent, and consistent with the Permitted Use, sublease space at the Leased Property (including a removal or extension of an existing Sublease) in connection with the Permitted Use, provided any such proposed Sublease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Sublease is executed by Tenant (unless, in the case of a renewal Sublease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Sublease), (ii) is an arm’s-length transaction with a bona fide, independent third party tenant, (iii) does not have a materially adverse effect on the value of the Property taken as a whole, (iv) is subject and subordinate to any first lien Mortgage and the tenant thereunder agrees to attorn to Landlord and any Mortgagee, (v) does not contain any option, offer, right of first refusal, or other similar right to acquire all or any portion of the Leased Property, (vi) has a base term of less than fifteen (15) years including options to renew, (vii) has no rent credits, free rents or concessions granted thereunder other than those offered in the ordinary course of Tenant’s business and consistent with the past business practices of Tenant, and (viii) is written on Tenant’s standard form of lease. All proposed Subleases that cover permanent showroom space in excess of 2,000 square feet each and which do not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Landlord and its counsel, at Tenant’s expense; provided, however, Landlord’s consent shall be deemed granted if not disapproved by Landlord in writing within five (5) business days of Landlord’s receipt of the proposed Lease in an envelope marked “LANDLORD’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LEASE together with all other information and documentation related thereto requested by Landlord.

16.4 Security Deposit. All security deposits and other amounts furnished by any sublessee or other occupant of any space in the Leased Property as security for their obligations under their Sublease shall be placed in a separate interest bearing account in the name of Landlord. Tenant shall have the right to withdraw and disburse funds in such account in accordance with the terms of the applicable Sublease and Legal Requirements; provided, however, Landlord shall have the right to terminate Tenant’s rights with respect to the account at any time an Event of Default shall have occurred and be continuing. As part of the consideration for the execution and delivery of this Lease by Landlord,, Tenant assigns to Landlord its rights to receive rental and other sums due under any Sublease as security for Tenant’s obligation to pay Rent under this Lease

ARTICLE 17

ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

17.1 Estoppel Certificates. At any time and from time to time, upon not less than ten (10) Business Days prior Notice by either party, the party receiving such Notice shall furnish to the other a certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that to its knowledge no Default or an Event of Default by the other party has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. If such additional information reasonably requires more than ten (10) Business Days to provide, the party furnishing such information shall be entitled to such additional period to respond to such request as may be reasonably required under the circumstances. Any such certificate furnished pursuant to this Section 17.1 may be relied upon by the requesting party, its lenders and any prospective purchaser or mortgagee of the Leased Property or the leasehold estate created hereby.

17.2 Financial Reporting.

Tenant shall keep adequate books and records of account in accordance with GAAP (to the extent applicable), or in accordance with other methods acceptable to Landlord in its reasonable discretion, consistently applied and Tenant shall furnish to Landlord:

(a) Monthly, quarterly and annual certified rent rolls signed and dated by Tenant, in the form delivered to Landlord prior to the execution and delivery of this Lease, within twenty (20) days after the end of each Accounting Period, twenty (20) days after the end of each Lease Quarter or thirty (30) days after the close of each Lease Year, as applicable;

(i) monthly, and in any event, quarterly and annual operating statements of the Leased Property, prepared and certified by Tenant on Tenant’s standard form (which standard form shall not be materially changed from the form delivered to Landlord as of the date hereof), within twenty (20) days after the end of each Accounting Period, twenty (20) days after the end of each Lease Quarter or thirty (30) days after the close of each Lease Year, as applicable; and

(ii) annual balance sheets, profit and loss statements, statements of cash flows, and statements of change in financial position of Tenant, in the form delivered to Landlord as of the date hereof, prepared by and certified by Tenant, within one hundred twenty (120) days after the close of each Lease Year.

(b) Tenant shall promptly furnish to Landlord:

(i) a lease activity report for the Leased Property in Tenant’s standard form, and with any other information reasonably requested by Landlord, in reasonable detail and certified by Tenant to be true and complete, but no more frequently than quarterly;

(ii) no more than annually, an accounting of all security deposits held in connection with any Sublease of any part of the Leased Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name of the Person to contact at such financial institution, along with any authority or release necessary for Landlord to obtain information regarding such accounts directly from such financial institutions; and

(iii) no more than annually, a report of all letters of credit provided by any tenant in connection with any Sublease of any part of the Leased Property, including the account numbers of such letters of credit, the names and addresses of the financial institutions that issued such letters of credit and the names of the Persons to contact at such financial institutions, along with any authority or release necessary for Landlord to obtain information regarding such letters of credit directly from such financial institutions.

(c) Tenant shall furnish Landlord with such other additional financial or management information (including state and federal tax returns) as may, from time to time, be reasonably required by Landlord in form and substance reasonably satisfactory to Landlord (including, without limitation, any financial reports required to be delivered by any tenant or any guarantor of any Sublease pursuant to the terms of such Sublease), and shall furnish to Landlord and its agents convenient facilities during normal business hours at the office of Tenant for the examination and audit of any such books and records.

(d) All items requiring the certification of Tenant shall, except where Tenant is an individual, require a certificate executed by the general partner, managing member, Chief Executive Officer, or Chief Financial Officer of Tenant, as applicable (and the same rules shall apply to any sole shareholder, general partner or managing member which is not an individual).

17.3 Annual Budget. Tenant shall furnish to Landlord, not less than seventy-five (75) days after the commencement of any Lease Year, an Annual Budget setting forth projected income and costs and expenses projected to be incurred by Tenant in managing, leasing, maintaining and operating the Project during the then current Lease Year. Upon request of Landlord, Tenant shall meet with Landlord to review and discuss Landlord’s comments to the Annual Budget; provided, however, Tenant shall not be required to implement any such changes or otherwise amend the Annual Budget.

ARTICLE 18

LANDLORD’S RIGHT TO INSPECT

Tenant shall permit Landlord and its authorized representatives to inspect the Leased Property at reasonable times of the day upon not less than twenty-four (24) hours’ Notice, and to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Lease, provided that any inspection or repair by Landlord or its representatives will not unreasonably interfere with Tenant’s use and operation of the Leased Property and further provided that in the event of an emergency, as determined by Landlord in its reasonable discretion, prior Notice shall not be necessary.

ARTICLE 19

ALTERNATIVE DISPUTE RESOLUTION

19.1 Negotiation. Any and all disputes or disagreements arising out of or relating to (i) the confirmation of Percentage Rent pursuant to Section 3.2 or (ii) the determination of Excess Capex pursuant to Section 5.1.4(c) shall be resolved through negotiations or, at the election of either party, if the dispute is not so resolved within 30 days after Notice from either party commencing such negotiations, through binding arbitration conducted in accordance with Section 19.2.

19.2 Arbitration. The party electing shall give Notice to that effect to the other party and shall in such Notice appoint an individual as arbitrator on its behalf. Within fifteen (15) days after such Notice, the other party, by Notice to the initiating party, shall appoint a second individual as arbitrator on its behalf. The arbitrators thus appointed shall appoint a third individual, and such three arbitrators shall as promptly as possible determine such dispute; provided, however, that:

(a) if the second arbitrator shall not have been appointed as aforesaid, the first arbitrator shall proceed to determine such dispute and if the two (2) arbitrators appointed by the parties shall be unable to agree, within fifteen (15) days after the appointment of the second arbitrator, upon the appointment of a third arbitrator, they shall give written Notice to the parties of such failure to agree, and, if the parties fail to agree upon the selection of a third arbitrator within fifteen (15) days after the arbitrators appointed by the parties give Notice as aforesaid, then either of the parties upon Notice to the other party may request such appointment by the then Chief Judge of the United States District Court for the Northern District of Texas, or in such Judge’s absence, refusal, failure or inability to act, may apply for a court appointment of such third arbitrator.

(b) Each arbitrator shall be a fit and impartial nationally recognized consulting firm with at least ten years’ experience in consulting with owners, operators and lenders, in the operation of properties similar to the Project.

(c) The arbitration shall be conducted in Dallas, Texas and, to the extent consistent with this Section 19.2, in accordance with the rules of the American Arbitration Association. The arbitrators shall render their decision upon the concurrence of at least two of their number, within 30 days after the appointment of the third arbitrator (or, if only one arbitrator, pursuant to Section 19.2(a), then by such arbitrator within 45 days of his or her appointment). Such decision and award shall be in writing and shall be final, binding and enforceable against the parties and shall be non-appealable, and counterpart copies thereof shall be delivered to each of the parties. In rendering such decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease. Judgment may be had on the decision and award of the arbitrator(s) so rendered in any court of competent jurisdiction.

(d) Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party, and the fees and expenses of the third arbitrator (or the one arbitrator, if only one arbitrator is appointed pursuant to Section 19.2(a)) and all other expenses of the arbitration (other than the fees and disbursements of attorneys or witnesses for each party) shall be borne by the parties equally.

ARTICLE 20

MORTGAGES

20.1 Landlord’s Mortgage. Without the consent of Tenant, Landlord may, from time to time, directly or indirectly, create or otherwise cause to exist any lien, encumbrance or title retention agreement (“Mortgage”) upon the Leased Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing.

20.2 Subordination of Lease. This Lease as the same may hereafter be modified, amended or extended, and all of Tenant’s right, title and interest in and to the Leased Property, and all rights and privileges of Tenant to the Leased Property are hereby and shall at all times be subject and subordinate to the any first lien Mortgage and all liens and security interests securing payment of any such Mortgage. Upon Notice from Landlord, Tenant shall execute and deliver an agreement, in form and substance reasonably satisfactory to Landlord and Tenant, subordinating this Lease to any first lien Mortgage. If any holder of an first lien Mortgage or the nominee or designee of any such holder or any successful purchaser at any foreclosure of such Mortgage, shall succeed to the rights of Landlord under this Lease (any such person, “Successor Landlord”), the Successor Landlord shall not have any liability under the Lease prior to the date Successor Landlord shall succeed to the interest of “Landlord” under this Lease, nor any liability for claims, offsets or defenses which Tenant might have had against the Landlord prior to the date Successor Landlord shall have succeeded to the interest of “Landlord” under this Lease.

Landlord and Tenant hereby agree that upon conveyance of title to the Leased Property, to the Successor Landlord, Tenant shall attorn to the Successor Landlord and shall continue to perform all of Tenant’s obligations with respect to the Leased Property in accordance with the terms of this Lease. Notwithstanding the foregoing, the Tenant shall be under no obligation to so attorn unless the Successor Landlord, within twenty (20) days after the date of foreclosure, assumes all of the obligations of the “Landlord” under the Lease which arise from and after the date of foreclosure, pursuant to a written assumption agreement which shall be delivered to Tenant.

20.3 Notices. Subsequent to the receipt by Tenant of Notice from Landlord as to the identity of any first lien Mortgage (which Notice shall be accompanied by a copy of the applicable mortgage or lease), no notice from Tenant to Landlord as to the Leased Property shall be effective unless and until a copy of the same is given to such first lien Mortgage at the address set forth in the above described Notice, and the curing of any of Landlord’s defaults by the holder of such Mortgage shall be treated as performance by Landlord.

ARTICLE 21

ADDITIONAL COVENANTS OF TENANT

21.1 Conduct of Business. Tenant shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect and in good standing its existence and its rights and licenses necessary to conduct business.

21.2 Maintenance of Accounts and Records. Tenant shall keep true records and books of account of Tenant in which full, true and correct entries will be made of dealings and transactions in relation to the business and affairs of Tenant and the Project. Provided Landlord shall give to Tenant at least ten (10) Business Days written notice of Landlord’s desire to audit such accounts and records, Landlord, at its expense, shall have the right to audit such accounts and records during normal business hours. Not more than one (1) such audit shall be conducted within any twelve (12) month period.

21.3 Certain Debt Prohibited. Tenant shall not incur any Indebtedness except the following:

(a) Indebtedness of Tenant to Landlord under this Lease;

(b) Indebtedness of Tenant in respect of loans, the proceeds of which are used to pay amounts owed under this Lease and which are by their terms expressly subordinate to the payment and performance of Tenant’s obligations under this Lease;

(c) Indebtedness of Tenant for Impositions, to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Article 8;

(d) Indebtedness of Tenant in respect of judgments or awards (i) which have been in force for less than the applicable appeal period and in respect of which execution thereof shall have been stayed pending such appeal or review, or (ii) which are fully covered by insurance payable to Tenant, or (iii) which are for an amount not in excess of $750,000 in the aggregate at any one time outstanding and (x) which have been in force for not longer than the applicable appeal period, so long as execution is not levied thereunder or (y) in respect of which an appeal or proceedings for review shall at the time be prosecuted in good faith in accordance with the provisions of Article 8, and in respect of which execution thereof shall have been stayed pending such appeal or review;

(e) Unsecured borrowings of Tenant from its Affiliated Persons which are by their terms expressly subordinate to the payment and performance of Tenant’s obligations under this Lease; and

(f) Indebtedness for purchase money financing and other indebtedness incurred in the ordinary course of Tenant’s business, including the leasing of personal property.

21.4 Special Purpose Entity Requirements. Following any transfer described in Section 16.1(b), Tenant shall comply with the following:

(a) Tenant will be a special purpose entity, either a corporation, a limited partnership, or a limited liability company whose purpose will be limited to leasing and operating the Leased Property.

(b) Tenant’s organizational documents shall limit the ability to incur any Indebtedness except as permitted by Section 21.3.

(c) Tenant’s organizational documents will provide that the favorable vote of an independent director shall be required for the following matters: (i) filing, or consenting to the filing of, a bankruptcy or insolvency petition or otherwise instituting insolvency proceedings; (ii) dissolution, liquidation, consolidation, merger or sale of all or substantially all of its controlling assets; (iii) engaging in any unrelated business activities; and (iv) amending its organizational documents in a way that would change any of the requirements provided herein.

(d) Tenant shall observe and maintain its business and affairs separate and independent of the business and affairs of any Affiliated Person of Tenant, including without limitation: (i) maintaining books and records separate from any Affiliated Person of Tenant; (ii) maintaining its accounts separate from any Affiliated Person of Tenant; (iii) not co-mingling its assets with those of any Affiliated Person of Tenant; (iv) conducting its own business in its own name; (v) not guaranteeing, or becoming obliged for, debts for any other Person or holding out its credit as being available to satisfy the obligations of any other Person (except to the extent of indemnities and other obligations, if any, arising under any credit arrangements for the Leased Property or arising in the ordinary course of its business); and (vi) using separate stationery, invoices and checks.

21.5 Meeting with Landlord. Upon at least two Business Days advance notice from Landlord, Tenant shall meet with Landlord to discuss such matters as Landlord may desire relating to the conditions and operation of the Leased Premises and the performance of Tenant’s obligations hereunder. Provided that Landlord gives Tenant advance notice of the particular matters that it desires to discuss, Tenant shall require those Persons best able to address such matters to attend the applicable meeting (subject to their reasonable availability).

ARTICLE 22

MISCELLANEOUS

22.1 Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Lease exceed the maximum permissible under Legal Requirements, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Lease, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Lease and any other agreement between Landlord and Tenant.

22.2 No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

22.3 Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant, now or hereafter provided either in this Lease or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord of any or all of such other rights, powers and remedies.

22.4 Severability. Any clause, sentence, paragraph, section or provision of this Lease held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Lease, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Lease shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

22.5 Acceptance of Surrender. No surrender to Landlord of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

22.6 No Merger of Title. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly this Lease or the leasehold estate created hereby and the fee estate or ground landlord’s interest in the Leased Property.

22.7 Conveyance by Landlord. If Landlord or any successor owner of all or any portion of the Leased Property shall convey all or any portion of the Leased Property in accordance with the terms of this Lease (specifically including Article 15) other than as security for a debt, and the grantee or transferee of such of the Leased Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease with respect to such of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

22.8 Quiet Enjoyment. Provided that no Event of Default shall have occurred and be continuing, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, but subject to (a) any Mortgage permitted under Article 20 or otherwise permitted to be created by Landlord hereunder, (b) all Permitted Encumbrances, (c) liens as to obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings, provided the same do not materially interfere with Tenant’s ability to operate the Project and (d) liens that have been consented to in writing by Tenant. Except as otherwise provided in this Lease, no failure by Landlord to comply with the foregoing covenant shall give Tenant the right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder.

22.9 Memorandum of Lease. Neither Landlord nor Tenant shall record this Lease. However, Landlord and Tenant shall promptly, upon the request of the other, enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the State, and all options contained herein, shall be made. The parties shall share equally all costs and expenses of recording such memorandum.

22.10 Notices.

(a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Lease shall be deemed adequately given if in writing and the same shall be delivered either in hand, by telecopier with written acknowledgment of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Lease upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Lease a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

All such notices shall be addressed,

if to Landlord to:

IFDC Property Company, Ltd.

2100 Stemmons Freeway, 5th Floor

Dallas, Texas 75207

Attention: Mitzi Tally

Facsimile No.: (214) 655-7628

And

CNL Dallas Market Center, L.P.

c/o CNL Income Properties, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, FL 32801-3336

Attn: Charles A. Muller, Chief Operating Officer

Telecopier No. (407) 540-2544

And

CNL Dallas Market Center, L.P.

c/o CNL Income Properties, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, FL 32801-3336

Attn: Tammie A. Quinlan

Telecopier No. (407) 650-1066

And

CNL Dallas Market Center, L.P.

c/o CNL Income Properties, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801-3336

Attn: Amy Sinelli, Vice President

and Corporate Counsel

with a copy to:

Greenberg Traurig, LLP

600 Three Galleria Tower

13155 Noel Road

Dallas, TX 75240

Attn: Ralph G. Santos, Esq.

Telecopier No. (972) 419-1251

if to Tenant to:

IFDC Operating, L.P.

2100 Stemmons Freeway, 5th Floor

Dallas, Texas 75207

Attn: Mitzi Tally

Telecopier No. (214) 655-7628

With a copy to:

Crow Holdings

2100 McKinney Avenue, Suite 700

Dallas, Texas 75201

Attn: M. Kevin Bryant

Telecopier: (214) 661-8044

And

Crow Holdings

2100 McKinney Avenue, Suite 700

Dallas, Texas 75201

Attn: Gina A. Norris

Telecopier: (214) 661-8044

And

Stephen C. Johnson, PC

2100 McKinney Avenue, Suite 700

Dallas, Texas 75201

Attn: Stephen C. Johnson

Telecopier: (214) 661-8213

By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Lease to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

22.11 Construction; Nonrecourse. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Lease with respect to the Leased Property shall survive the expiration or sooner termination of this Lease (including without limitation, any monetary, repair and indemnification obligations); provided, however, that each party shall be required to give the other Notice of any such surviving and unsatisfied obligations within one year after the expiration or sooner termination of this Lease. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by all the parties thereto. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Each term or provision of this Lease to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the exercise of any rights of Tenant or Landlord under this Lease. Nothing contained in this Lease shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Landlord or Tenant for the payment or performance of the obligations or liabilities of Landlord or Tenant hereunder. Further, in the event Landlord shall be in default under this Lease, and if as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be subject to the rights of any Mortgagee, and in any event satisfied only out of the proceeds of sale received upon execution of such judgment against the right, title and interest of Landlord in the Leased Property.

22.12 Counterparts; Headings. This Lease may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Headings in this Lease are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.

22.13 Legal Requirements. This Lease shall be interpreted, construed, applied and enforced in accordance with the laws of the State applicable to contracts between residents of the State which are to be performed entirely within the State, regardless of (a) where this Lease is executed or delivered; or (b) where any payment or other performance required by this Lease is made or required to be made; or (c) where any breach of any provision of this Lease occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State; or (g) any combination of the foregoing.

To the maximum extent permitted by applicable law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Lease may be brought and prosecuted in such court or courts located in the State as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

22.14 Right to Make Lease. Each party warrants, with respect to itself, that neither the execution of this Lease, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the term of this Lease and any extensions thereof, the full right to enter into this Lease and perform its obligations hereunder.

22.15 Disclosure of Information. Any Proprietary Information obtained by Landlord with respect to Tenant pursuant to the provisions of this Lease shall be treated as confidential, except that such information may be used, subject to confidentiality safeguards mutually acceptable to Landlord and Tenant, in any litigation between the parties and except further that, Landlord may disclose such information to its prospective lenders, provided that Landlord shall direct and obtain the agreement of such lenders to maintain such information as confidential.

The parties hereto agree that the matters set forth in this Lease and any revenue, expense, net profit, and occupancy information provided by Tenant are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any Person that is not an Affiliated Person as to any party (including the press) without the prior written consent of the other party, except as may be required by law and as may be reasonably necessary to obtain licenses, permits and other public approvals necessary for the refurbishment or operation of the Project, or, subject to the restrictions of this Section 22.15 relative to the contents of any Prospectus, in connection with a Landlord financing, a sale of the Project, or a sale of a controlling interest in Tenant.

No reference to Tenant or any of its Affiliated Persons will be made in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively, the “Prospectus”), issued by Landlord or any of its Affiliated Persons, which is designed to interest potential investors in the Project, unless Tenant has previously received and approved a copy of all such references. No Prospectus shall include rate and occupancy data or revenue, expense or net profit information pertaining to the Project. Regardless of whether Tenant so receives a copy of the Prospectus, neither Tenant nor its Affiliated Persons will be deemed a sponsor of the offering described in the Prospectus, nor will it have any responsibility for the Prospectus, and the Prospectus will so state. Unless Tenant agrees in advance, the Prospectus will not include any trademark, symbols, logos or designs of Tenant or any of its Affiliated Persons. Landlord shall indemnify, defend and hold Tenant harmless from and against all loss, costs, liability and damage (including reasonable attorneys’ fees and expenses, and all cost of litigation) arising out of any Prospectus or the offering described therein; and this obligation of Landlord shall survive termination of this Lease.

The obligations of Tenant and Landlord contained in this Section 22.15 shall survive the expiration or earlier termination of this Lease.

22.16 OFAC Representation. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specialty Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

22.17 Additional Provisions. Notwithstanding any provision in this Lease to the contrary, to the extent of any conflict between the terms and provisions of Schedule 22.17 and any other provision of this Lease, the terms of Schedule 22.17 shall prevail.

[SIGNATURE PAGES INTENTIONALLY ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Lease as a sealed instrument as of the date above first written.

LANDLORD:

IFDC PROPERTY COMPANY, LTD.,
a Texas limited partnership

By:	IFDC-GP, LLC,
a Texas limited liability company,
its general partner

	By:	CNL Dallas Market Center GP, LLC,
a Delaware limited liability company
its manager

		By:	Charles A. Muller
Charles A. Muller,
Chief Operating Officer and
Manager

SIGNATURE PAGE

TENANT:

IFDC OPERATING, L.P.,
a Delaware limited partnership

By:	IFDC Operating GP, LLC,
a Delaware limited liability company
its general partner

	By:	Crow Family, Inc.,
a Texas corporation,
its Manager

	By:	Gina A. Norris
	Name:	Gina A. Norris
	Title:	Vice President

SIGNATURE PAGE

Schedule 3.1

Minimum Rent Schedule

Fiscal Year Ending 2006	Fiscal Year Ending 2007	Fiscal Year Ending 2008	Fiscal Year Ending 2009	Fiscal Year Ending 2010
$2,969,600.00	$2,972,100.00	$3,023,600.00	$3,026,200.00	$3,029,00.00

If the Term commences after February 1, 2005, the Minimum Rent for Fiscal Year Ending 2006 shall be prorated accordingly.

SCHEDULE 3.1 – MINIMUM RENT SCHEDULE

SCHEDULE 3.1(c)(ii)

REVENUES COMPUTATION

“First Tier Total Sales Break Point” means $5,600,000.

“First Tier Total Sales Percentage” means 58%.

“Second Tier Total Sales Break Point” means $5,750,000.

“Second Tier Total Sales Percentage” means 12.5%.

“Third Tier Total Sales Break Point” means $5,900,000.

“Third Tier Total Sales Percentage” means 19.5%.

“Fourth Tier Total Sales Break Point” means $6,050,000.

“Fourth Tier Total Sales Percentage” means 26.5%.

“Fifth Tier Total Sales Break Point” means $6,200,000.

“Fifth Tier Total Sales Percentage” means 33.5%.

“Sixth Tier Total Sales Break Point” means $6,350,000.

“Sixth Tier Total Sales Percentage” means 40.5%.

“Seventh Tier Total Sales Break Point” means $6,500,000.

“Seventh Tier Total Sales Percentage” means 47.5%.

“Eighth Tier Total Sales Percentage” means 54.5%.

SCHEDULE 3.1(c)(ii) – REVENUE COMPUTATIONS

Each of the Total Sales Break Points for any partial Lease Year shall be prorated accordingly.

Sample Rent Calculation

Schedule 3.1c(ii)

Revenues Computation Example [$ in Thousands]

Total Sales	$6,727.0
First Tier Total Sales Break Point	$0 - $5,600
First Tier Total Sales Percentage	58.00%

First Tier Rent - $5,600 * 58.00%		$3,248.0

Second Tier Total Sales Break Point	$5,600 - $5,750
Second Tier Total Sales Percentage	12.50%

Second Tier Rent - $150 * 12.50%		$18.8

Third Tier Total Sales Break Point	$5,750 - $5,900
Third Tier Total Sales Percentage	19.50%

Third Tier Rent - $150 * 19.50%		$29.3

Fourth Tier Total Sales Break Point	$5,900 - $6,050
Fourth Tier Total Sales Percentage	26.50%

Fourth Tier Rent - $150 * 26.50%		$39.8

Fifth Tier Total Sales Break Point	$6,050 - $6,200
Fifth Tier Total Sales Percentage	33.50%

Fifth Tier Rent - $150 * 33.50%		$50.3

Sixth Tier Total Sales Break Point	$6,200 - $6,350
Sixth Tier Total Sales Percentage	40.50%

Sixth Tier Rent - $150 * 40.50%		$60.8

Seventh Tier Total Sales Break Point	$6,350 - $6,500
Seventh Tier Total Sales Percentage	47.50%

Seventh Tier Rent - $150 * 47.50%		$71.3

Eighth Tier Total Sales Break Point	$6,500 or greater
Eighth Tier Total Sales Percentage	54.50%

Eighth Tier Rent - $227 * 54.50%		$123.7

Total Rent - based on $6,727 in Total Sales		$3,641.7

Base Rent		$2,967.2
Percentage Rent - based on $6,727 in Total Sales		$674.5
Total Rent - based on $6,727 in Total Sales		$3,641.7

SCHEDULE 22.17

MORTGAGE SPECIFIC PROVISIONS

Landlord and Tenant agree that so long as the First Mortgage Loan is outstanding, the following agreements between Landlord and Tenant shall be in full force and effect:

1. As required by the Loan Agreement, Total Sales will be deposited in the Lockbox Account and the Cash Management Account. Upon the release from time to time to Landlord of funds in the Cash Management Account, Landlord shall within one (1) business day after receipt of such funds pay the aggregate amount of such funds to Tenant by wire transfer of immediately available federal funds or by other means acceptable to Tenant in its sole discretion. All amounts in the Cash Management Account applied by the lender under the First Mortgage Loan in payment of the regularly scheduled monthly payments due on the First Mortgage Loan shall be credited against the Minimum Rent due under this Lease, and Tenant’s obligations under this Lease, including, but not limited to the obligation to pay Minimum Rent (after the application of all credits to Minimum Rent as provided above) and all Percentage Rent shall be reduced dollar for dollar to the extent that Tenant has not received for any Accounting Period an amount equal to Total Sales for such Accounting Period, less amount equal to Rent for such Accounting Period.

2. The Tenant’s right to contest under Article 8 shall be consistent with the terms and provisions of the Loan Agreement.

3. All insurance proceeds with respect to the Leased Property shall be paid and disbursed in accordance with the Loan Agreement.

4. Any Award with respect to the Leased Property shall be paid and disbursed in accordance with the Loan Agreement.

5. Tenant shall furnish to Landlord such other financial and other information Landlord shall reasonably require to be in order for Landlord to comply with the terms and provisions of the Loan Agreement.

6. Notwithstanding anything contained in Section 5.1.6 of this Lease to the contrary, Landlord and Tenant hereby acknowledge and agree that Section 9.2 of the Loan Agreement shall control with respect to Landlord’s and Tenant’s obligations with respect to funding a reserve for Capital Expenditures.3

7. Notwithstanding anything contained in Article 9 of this Lease to the contrary, Tenant shall furnish Landlord with such insurance as shall be necessary for Landlord to comply with the terms and provisions of the Loan Agreement.

8. Notwithstanding anything contained in this Article 16 to the contrary, Tenant shall not be permitted to assign its rights under this Agreement without the express written consent of Lender which consent may be withheld in Lender’s sole and absolute discretion, and all subleasing of the Leased Property by Tenant shall be done in strict accordance with the terms of the Loan Agreement.

9. Tenant acknowledges and agrees that its rights and obligations under this Lease are expressly made subject to the terms of that certain Master Lease Subordination Agreement of even date herewith, executed by Tenant and Landlord in favor of Lender (the “Subordination Agreement”). To the extent there are any conflicts between the terms of this Agreement and the terms of the Subordination Agreement, the terms of the Subordination Agreement shall control. Tenant agrees to perform and abide by the special purpose entity covenants contained in the Subordination Agreement for so long as the First Mortgage Loan is outstanding.

As used in this Schedule 22.17, the capitalized terms not otherwise defined in this Lease shall have the meanings set forth below:

“Cash Management Agreement” shall have the meaning given such term in the Loan Lease.

“First Mortgage Loan” shall mean that certain first mortgage loan in the aggregate amount of $17,000,000 provided for in the Loan Agreement, which loan is secured by a first mortgage lien on the Leased Property and which loan has been assigned by Bank of America, N.A. to, and is currently owned and held by, Lender.

“Lender” shall mean Wells Fargo Bank, N.A. (successor by merger to Wells Fargo Bank Minnesota, N.A.), as Trustee and REMIC Administrator under that certain Pooling and Servicing Agreement dated as of November 1, 2003 for the Certificateholders of Banc of America Commercial Mortgage Inc. Commercial Mortgage Pass-Through Certificates, Series 2003-2.

“Loan Agreement” shall mean that certain loan agreement dated August 8, 2003 by and between Bank of America, N.A., as lender and Landlord, as Borrower.

“Lockbox Agreement” shall have the meaning given such term in the Loan Agreement.